UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☑	Filed by a party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Proto Labs, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

Proto Labs, Inc.
5540 Pioneer Creek Drive
Maple Plain, Minnesota 55359
(763) 479-3680
Fax: (763) 479-2679
July 19, 2022
Dear Fellow Shareholder:
The Board of Directors of Proto Labs, Inc. cordially invites you to attend our Special Meeting of Shareholders (the “Special Meeting”) on Monday, August 29, 2022 at 8:30 a.m. Central Time, which will be held at our headquarters, 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359.
We will be using the “Notice and Access” method of furnishing proxy materials via the Internet to our shareholders. We believe that this process will provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of the Special Meeting and the costs of printing and distributing the proxy materials. On or about July 19, 2022, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.
It is important that your shares be represented at the Special Meeting, whether or not you plan to attend in person. Please vote electronically via the Internet or, if you receive a paper copy of the proxy card by mail, you may vote by Internet or telephone or by returning your signed proxy card in the envelope provided. If you do attend the Special Meeting and desire to vote in person, you may do so by following the procedures described in the Proxy Statement.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Special Meeting, we hope you will vote as soon as possible.
Very truly yours,

Archie C. Black
Chairman of the Board

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 29, 2022

Proto Labs, Inc. will hold a Special Meeting of Shareholders (the “Special Meeting”) on Monday, August 29, 2022, at our headquarters, 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359. The Special Meeting will begin at 8:30 a.m. Central Time. The proxy materials were made available to you via the Internet or mailed to you beginning on or about July 19, 2022.

TIME AND DATE:	8:30 a.m. Central Time, on Monday, August 29, 2022
ITEM OF BUSINESS:	The Special Meeting will be held for the following purposes:
	1.	To approve the Proto Labs, Inc. 2022 Long-Term Incentive Plan.

2.
To approve one or more adjournments of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve Proposal 1 at the time of the Special Meeting.

RECOMMENDATION:	The board of directors recommends that shareholders vote FOR each of the following:
	1.	To approve the Proto Labs, Inc. 2022 Long-Term Incentive Plan.

2.
To approve one or more adjournments of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve Proposal 1 at the time of the Special Meeting.

Only shareholders of record at the close of business on July 8, 2022 may vote at the Special Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors

Jason Frankman Secretary

YOUR VOTE IS IMPORTANT
Whether or not you plan to join the Special Meeting, we urge you to vote as soon as possible. If you received the Notice of Internet Availability of Proxy Materials (the “Notice”), you may vote via the Internet as described in the Notice. If you received a copy of the proxy card by mail, you may vote by Internet or telephone as instructed on the proxy card, or you may sign, date and mail the proxy card in the envelope provided.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 29, 2022.
Our Proxy Statement for the Special Meeting of Shareholders is available at www.proxyvote.com.

 Proto Labs, Inc.
5540 Pioneer Creek Drive
Maple Plain, Minnesota 55359
(763) 479-3680
Fax: (763) 479-2679
July 19, 2022
PROXY STATEMENT
The board of directors of Proto Labs, Inc. is soliciting proxies for use at the Special Meeting to be held on August 29, 2022, and at any adjournment or postponement of the meeting.
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING
Q:	Who can vote?
A:
You can vote if you were a shareholder at the close of business on the record date of July 8, 2022 (the “Record Date”). There were a total of [     ] shares of our common stock outstanding on the Record Date. The Notice of Internet Availability of Proxy Materials (the “Notice”), notice of special meeting, this Proxy Statement and accompanying proxy card were first mailed or made available to you beginning on or about July 19, 2022. This Proxy Statement summarizes the information you need to vote at the Special Meeting.

Q:	Who can attend the Special Meeting?
A:
All shareholders as of the Record Date, or their duly appointed proxies, may attend the Special Meeting. If you hold your shares in street name, then you must request a legal proxy from your broker or nominee to attend and vote at the Special Meeting.

Q:	What am I voting on?
A:	You are voting on:
•	Proposal 1 - Approval of the Proto Labs, Inc. 2022 Long-Term Incentive Plan.
•
Proposal 2 - Approval of one or more adjournments of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve Proposal 1 at the time of the Special Meeting.

Q:	How does the board of directors recommend I vote on the proposals?
A:	The board is soliciting your proxy and recommends you vote:
•	FOR Proposal 1 - Approval of the Proto Labs, Inc. 2022 Long-Term Incentive Plan; and
•
FOR Proposal 2 - Approval of one or more adjournments of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve Proposal 1 at the time of the Special Meeting.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?
A:
“Notice and Access” rules adopted by the United States Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this Proxy Statement, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice instructs as to how you may access and review all of the proxy materials on the Internet.

The Notice also instructs as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.
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Q:	How many shares must be voted to approve each proposal?
A:
Quorum. A majority of the shares entitled to vote, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Special Meeting. As of the Record Date, [    ] shares of our common stock were issued and outstanding. A majority of those shares will constitute a quorum for the purpose of adopting proposals at the Special Meeting. If you submit a valid proxy or attend the Special Meeting, your shares will be counted to determine whether there is a quorum.

Vote Required. In voting with regard to Proposal 1, you may vote in favor of the proposal, against the proposal, or abstain from voting. Proposal 1 must be approved by the affirmative vote of the greater of (a) a majority of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote on that proposal, or (b) a majority of the minimum number of shares of common stock entitled to vote that would constitute a quorum.
In voting with regard to Proposal 2, you may vote in favor of the proposal, against the proposal, or abstain from voting. Proposal 2 must be approved by the affirmative vote of the greater of (a) a majority of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote on that proposal, or (b) a majority of the minimum number of shares of common stock entitled to vote that would constitute a quorum.
Q:	What is the effect of broker non-votes and abstentions?
A:
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have or does not exercise discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the Special Meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to any non-discretionary proposals. Nominees will have discretionary voting power with respect to Proposal 2, but not with respect to Proposal 1. Broker non-votes will have no effect on Proposal 1, Proposal 2, or any other item properly presented at the Special Meeting or any adjournments or postponements thereof.

A properly executed proxy marked “ABSTAIN” with respect to a proposal will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote, but will not be deemed to have been voted in favor of such proposal. Abstentions will be considered in determining the number of votes required to obtain the necessary majority vote for the proposal and therefore will have the same legal effect as votes against Proposals 1 and 2 and any other item properly presented at the Special Meeting or any adjournments or postponements thereof.
Q:	How will the proxies vote on any other business brought up at the Special Meeting?
A:
By submitting your proxy, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Special Meeting, or any adjournments or postponements thereof. We do not know of any other business to be considered at the Special Meeting. The proxies’ authority to vote according to their judgment applies only to shares you own as the shareholder of record.

Q:	How do I cast my vote?
A:	If you are a shareholder whose shares are registered in your name, you may vote using any of the following methods:
•
Internet. You may vote by going to the web address www.proxyvote.com 24-hours a day, seven days a week, until 11:59 p.m. Eastern Time on August 28, 2022 and following the instructions for Internet voting shown on your proxy card.

•
Telephone. If you requested printed proxy materials and you received a paper copy of the proxy card, you may vote by dialing 1-800-690-6903 24-hours a day, seven days a week, until 11:59 p.m. Eastern Time on August 28, 2022 and following the instructions for telephone voting shown on your proxy card.

•
Mail. If you requested printed proxy materials and you receive a paper copy of the proxy card, then you may vote by completing, signing, dating and mailing the proxy card in the envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or telephone, please do not mail your proxy card.

•	In person at the Special Meeting. If you are a shareholder whose shares are registered in your name, you may vote in person at the Special Meeting.
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If your shares are held on account at a brokerage firm, bank or similar organization, you will receive voting instructions from your bank, broker or other nominee describing how to vote your shares. You must follow those instructions to vote your shares. You will receive the Notice that instructs how to access our proxy materials on the Internet and vote your shares via the Internet. It also instructs how to request a paper copy of our proxy materials.
Proxies that are voted via the Internet or by telephone in accordance with the voting instructions provided, and proxy cards that are properly signed, dated and returned, will be voted in the manner specified.
Q:	Can I vote my shares by filling out and returning the Notice?
A:
No. The Notice identifies the items to be voted on at the Special Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet, by requesting and returning a paper proxy card or voting instruction card, or by voting at the Special Meeting.

Q:	Can I revoke or change my vote?
A:	You can revoke your proxy at any time before it is voted at the Special Meeting by:
•
submitting a new proxy with a more recent date than that of the first proxy given before 11:59 P.M. Eastern Time on August 28, 2022 by (1) following the Internet voting instructions or (2) following the telephone voting instructions;

•	completing, signing, dating and returning a new proxy card to us, which must be received by us before the time of the Special Meeting; or
•	if you are a registered shareholder, by attending the Special Meeting in person and delivering a proper written notice of revocation of your proxy.
Attendance at the Special Meeting will not by itself revoke a previously granted proxy. Unless you decide to vote your shares in person, you should revoke your prior proxy in the same way you initially submitted it—that is, by Internet, telephone or mail.
Q:	Who will count the votes?
A:	Broadridge Financial Solutions, Inc., our independent proxy tabulator, will count the votes. Daniel Schumacher, our Chief Financial Officer, will act as inspector of election for the Special Meeting.
Q:	Is my vote confidential?
A:	All proxies and all vote tabulations that identify an individual shareholder are confidential. Your vote will not be disclosed except:
•	To allow Broadridge Financial Solutions, Inc. to tabulate the vote;
•	To allow Daniel Schumacher to certify the results of the vote; and
•	To meet applicable legal requirements.
Q:	What shares are included on my proxy?
A:	Your proxy will represent all shares registered to your account in the same social security number and address.
Q:	What happens if I don’t vote shares that I own?
A:
For shares registered in your name. If you do not vote shares that are registered in your name by voting at the Special Meeting or by proxy through the Internet, telephone or mail, your shares will not be counted in determining the presence of a quorum or in determining the outcome of the vote on the proposals presented at the Special Meeting.

For shares held in street name. If you hold shares through a broker, you will receive voting instructions from your broker. If you do not submit voting instructions to your broker and your broker does not have discretion to vote your shares on a particular matter, then your shares will not be counted in determining the outcome of the vote on that matter at the Special Meeting. See “What is the effect of broker non-votes and abstentions?” as described above. Your broker will not have discretion to vote your shares for Proposal 1. Accordingly, it is important that you provide voting instructions to your broker for the matters to be voted upon at the Special Meeting.
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Q:	What if I do not specify how I want my shares voted?
A:
If you are a registered shareholder and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares as follows:

•	FOR Proposal 1 - Approval of the Proto Labs, Inc. 2022 Long-Term Incentive Plan; and
•
FOR Proposal 2 - Approval of one or more adjournments of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve Proposal 1 at the time of the Special Meeting.

If any matters not described in this Proxy Statement are properly presented at the Special Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Special Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described under “Can I revoke or change my vote?”
If you hold shares through a broker, please see above under “What happens if I don’t vote shares that I own?”
Q:	What does it mean if I get more than one Notice or proxy card?
A:	Your shares are probably registered in more than one account. You should provide voting instructions for all Notices and proxy cards you receive.
Q:	How many votes can I cast?
A:	You are entitled to one vote per share on all matters presented at the Special Meeting or any adjournment or postponement thereof. There is no cumulative voting.
Q:	What is “householding”?
A:
We may send a single Notice, as well as other shareholder communications, to any household at which two or more shareholders reside unless we receive other instruction from you. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs, and conserve natural resources. If your Notice is being householded and you wish to receive multiple copies of the Notice, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this practice for future mailings, you may contact:

Broadridge Financial Solutions, Inc.
Householding Department
51 Mercedes Way
Edgewood, New York 11717
1-800-542-1061
Broadridge will deliver the requested documents to you promptly upon receipt of your request.
Q:	How is this proxy solicitation being conducted?
A:
We will pay for the cost of soliciting proxies and we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders. In addition, some of our employees may solicit proxies. We may solicit proxies in person, via the Internet, by telephone and by mail. Our employees will not receive special compensation for these services, which the employees will perform as part of their regular duties.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of July 5, 2022 regarding the beneficial ownership of our common stock by:
•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock;
•	each of our named executive officers named in the Summary Compensation Table below;
•	each of our directors; and
•	all of the executive officers and directors as a group.
The percentage of beneficial ownership is based on 27,503,100 shares of common stock outstanding as of July 5, 2022. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Proto Labs, Inc., 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359.
	Beneficial Ownership on July 5, 2022
Name and Address of Beneficial Owner	Number	Percent
Greater than 5% shareholders:
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	4,966,091(1)	18.1%

ARK Investment Management LLC
3 East 28th Street, 7th Floor
New York, NY 10016	4,119,922(2)	15.0%

The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	2,973,780(3)	10.8%

Disciplined Growth Investors, Inc.
150 South Fifth Street, Suite 2550
Minneapolis, MN 55402	1,791,993(4)	6.5%

Brown Capital Management, LLC
1201 N. Calvert Street
Baltimore, MD 21202	1,739,629(5)	6.3%

Directors and named executive officers:
Archie C. Black	9,829	*
Sujeet Chand	8,264	*
Moonhie Chin	3,707	*
Rainer Gawlick	29,834(6)	*
Stacy Greiner	3,255	*
Donald Krantz	8,264	*
Sven A. Wehrwein	21,961(7)	*
Robert Bodor	39,503(8)	*
Daniel Schumacher	3,215(9)	*
Arthur R. Baker III	29,625(10)	*
Michael R. Kenison	8,702(11)	*
Bjoern Klaas	7,707(12)	*
Victoria M. Holt	46,532(13)	*
John A. Way	20,184(14)	*
All current directors and executive officers as a group (14 persons)	240,582(15)	*
*	Represents beneficial ownership of less than one percent
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(1)
Information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 27, 2022. BlackRock has sole voting power over 4,849,911 shares of our common stock and sole dispositive power over 4,966,091 shares of our common stock.

(2)
Information is based on a Schedule 13G/A filed with the SEC by ARK Investment Management LLC (“ARK”) on February 16, 2021. ARK has sole voting power over 3,584,210 shares of our common stock, shared voting power over 346,687 shares of our common stock and sole dispositive power over 4,119,922 shares of our common stock.

(3)
Information is based on a Schedule 13G/A filed with the SEC by Vanguard Group Inc. (“Vanguard”) on March 9, 2022. Vanguard has shared voting power over 27,417 shares of our common stock, sole dispositive power over 2,921,240 shares of our common stock and shared dispositive power over 52,540 shares of our common stock.

(4)
Information is based on a Schedule 13G filed with the SEC by Disciplined Growth Investors, Inc. (“DGI”) on February 15, 2022. DGI has sole voting power over 1,511,778 shares of our common stock and sole dispositive power over 1,791,993 shares of our common stock.

(5)
Information is based on a Schedule 13G/A filed with the SEC by Brown Capital Management, LLC (“Brown”) on February 14, 2022. Brown has sole voting power over 1,122,878 shares of our common stock and sole dispositive power over 1,739,629 shares of our common stock.

(6)	Includes 4,055 shares that Dr. Gawlick has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(7)	Includes 6,055 shares that Mr. Wehrwein has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(8)	Includes 25,132 shares that Dr. Bodor has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(9)	Includes 1,536 shares that Mr. Schumacher has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(10)	Includes 5,862 shares that Mr. Baker has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(11)	Includes 3,304 shares that Mr. Kenison has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(12)	Includes 3,280 shares that Mr. Klaas has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(13)
Ms. Holt retired from her position as our President and Chief Executive Officer effective February 28, 2021. Her beneficial ownership in the table is based on her most recent Form 4, which was filed with the SEC on February 18, 2021.

(14)
Mr. Way resigned as our Chief Financial Officer effective November 30, 2021. His beneficial ownership information in the table is based on his most recent Form 4, which was filed with the SEC on February 18, 2021.

(15)	Includes 49,224 shares held by our executive officers and directors, in the aggregate, that can be acquired from us within 60 days of the date of the table pursuant to the exercise of stock options.
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PROPOSAL 1— APPROVAL OF THE PROTO LABS, INC. 2022 LONG-TERM INCENTIVE PLAN
Introduction
On July 8, 2022, the board of directors, at the recommendation of the Compensation Committee (referred to as the “Committee” in this Proposal 1), approved the Proto Labs, Inc. 2022 Long-Term Incentive Plan (the “2022 Plan”), subject to approval by our shareholders at the Special Meeting. If approved by our shareholders, the 2022 Plan will become effective on that date. Our 2012 Long-Term Incentive Plan (the “2012 Plan” or the “Prior Plan”) expired on February 23, 2022, and no awards have been granted since that date or will be granted until a new long-term incentive plan is approved.
As of May 31, 2022, a total of 532,143 shares were subject to outstanding awards under the 2012 Plan. Had the 2012 Plan not expired in February 2022, there would have been 4,638,709 shares available for issuance under the 2012 Plan as of May 31, 2022. Awards outstanding under the Prior Plan as of the date the 2022 Plan becomes effective will continue to be subject to the terms of the Prior Plan, but if those awards subsequently expire, are forfeited or cancelled or are settled in cash, the shares subject to those awards will become available for awards under the 2022 Plan. Otherwise, shares that would have been available under the 2012 Plan will not be available under the 2022 Plan.
Shareholder Approval and Board of Directors Recommendation
Shareholder approval of the 2022 Plan is being sought in order to (i) satisfy the shareholder approval requirements of the New York Stock Exchange and (ii) obtain shareholder approval of the number of shares that may be subject to incentive stock options under Internal Revenue Code (“Code”) Section 422.
The board of directors recommends that our shareholders vote FOR approval of the 2022 Plan because it includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, and will provide us with a share reserve that will enable us to continue to provide a competitive mix of compensation to our key employees.
Basis for the Requested Share Reserve
Long-term equity-based incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term shareholder value creation, aligning executives’ interests with the interests of shareholders, providing additional incentives, and serving to attract and retain the best available people for positions of responsibility with the Company. Our ability to continue to promote our long-term business success and provide competitive levels of equity-based compensation is considered to be of utmost importance to our business. The board of directors believes that it is in the best interests of our shareholders to adopt a new equity compensation plan and ensure sufficient shares for continued equity-based compensation.
As of May 31, 2022, there were 27,614,974 shares of our common stock issued and outstanding. The closing sale price of a share of our common stock on the New York Stock Exchange on that date was $48.19. The following table summarizes information regarding awards outstanding and shares of our common stock remaining available for grant under the 2012 Plan(1) as of May 31, 2022:
Stock Options Outstanding	#247,768
Weighted Average Exercise Price of Stock Options Outstanding	$83.26
Weighted Average Remaining Term of Stock Options Outstanding	6.897 years
Full Value Awards Outstanding	#284,375
Restricted Stock Units (“RSUs”)	#238,494
Performance Stock Units (“PSUs”)	#45,881
Shares Available for Grant under the Expired 2012 Plan(2)	—
(1)	There are no awards outstanding under the 2000 Stock Option Plan.
(2)	Shares under the 2012 Plan are no longer available as of May 31, 2022 because the 2012 Plan has expired.
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Expected duration of available shares. We expect to continue making equity awards consistent with our practices over the past three years, and to maintain an average annual burn rate over the next three years in line with our average for the 2019-2021 period. On that basis, we expect that shares of common stock available for future awards if the 2022 Plan is approved would be sufficient for equity awards grants for approximately three to four years.
Expectations regarding future share usage under the 2022 Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2022 Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While the Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.
Key Compensation Practices
The 2022 Plan includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, including the following:
•
No repricing of underwater options or stock appreciation rights without shareholder approval. The 2022 Plan prohibits, without shareholder approval, actions to reprice, replace, or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•	No evergreen. The 2022 Plan does not have an evergreen or similar provision, which provides for an automatic replenishment of shares available for grant.
•
No liberal share recycling. We may not add back to the 2022 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds or shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

•
No liberal definition of “change in control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer or any board assessment that a change in control may be imminent.

•	No automatic accelerated vesting of equity awards upon a change in control.
•	No payment of dividends or dividend equivalents on unearned awards. The 2022 Plan prohibits the payment of dividends or dividend equivalents in connection with an award until it vests.
•	Annual limit on compensation to non-employee directors. The 2022 Plan contains an annual limit on the aggregate value of all awards granted during a calendar year to any non-employee director.
•	No excise tax gross-up benefits. The 2022 Plan does not provide for any gross-up payments to offset any excise tax expenses.
•	Clawback. The 2022 Plan requires the recapture or claw back of all or a portion of awards in connection with financial restatements and other events for officers.
Description of the 2022 Plan
The major features of the 2022 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2022 Plan, which is attached to this proxy statement as Appendix A.
Eligible Participants. Employees, consultants, advisors and non-employee directors of the Company will be eligible to receive awards under the 2022 Plan. As of May 31, 2022, there were 2,663 employees, seven non-employee directors of the Company and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2022 Plan.
Administration. The 2022 Plan will be administered by the Committee. To the extent consistent with applicable law, the Committee may delegate its duties, power and authority under the 2022 Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our other directors or executive officers or to a committee of the board comprised of one or more directors. The Committee may also delegate non-discretionary administrative duties to other persons, agents or advisors.
The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Committee may also
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establish and modify rules to administer the 2022 Plan, interpret the 2022 Plan and any related award agreement, cancel or suspend an award, accelerate the vesting of an award and otherwise modify or amend the terms of outstanding awards to the extent permitted under the 2022 Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award does not materially impair the rights of the participant or is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.
Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2022 Plan prohibits the Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an underwater option or SAR award to lower the exercise price, canceling an underwater option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an underwater option or SAR award in exchange for cash, other property or grant of a new full value award, or otherwise making an underwater option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”
Available Shares and Limitations on Awards. A maximum of 1,236,000 shares of our common stock may be the subject of awards and issued under the 2022 Plan. The shares of common stock issuable under the 2022 Plan will be authorized and unissued shares of our Company. The share limitations under the 2022 Plan are subject to adjustment for changes in our corporate structure or shares, as described below.
Any shares of common stock subject to an award under the 2022 Plan, or to an award under the Prior Plan that is outstanding on the date our shareholders approve the 2022 Plan, that expires, is cancelled or forfeited, or is settled or paid in cash will, to the extent of such expiration, cancellation, forfeiture or cash settlement, automatically replenish the 2022 Plan share reserve and become available for future awards. Any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by the Company using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for new grants.
Awards that may be settled solely in cash will not reduce the share reserve and will not reduce the shares authorized for grant to a participant in any calendar year. Awards granted or shares of our common stock issued under the 2022 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2022 Plan.
The 2022 Plan provides that the aggregate grant date fair value of all awards granted during any calendar year to any non-employee director, together with the amount of any cash fees or retainers paid to such non-employee director during such calendar year with respect to such individual’s service as a non-employee director, shall not exceed $750,000.
Share Adjustment Provisions. If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2022 Plan, and (ii) outstanding awards as to the class, number of shares and price per share. Other types of transactions may also affect our common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2022 Plan, the Committee will make such adjustments as it may deem equitable.
Clawback and Recoupment. With regard to Section 16 officers and any other management-level employee reporting directly to our chief executive officer, the Committee may cancel any award or require the participant to reimburse any previously paid compensation provided under the 2022 Plan or an award agreement in the event of certain accounting restatements, as well as additional events specified by the Committee, or as required by securities laws.
Types of Awards. The 2022 Plan permits us to award stock options, SARs, restricted stock awards, stock unit awards, performance awards, other stock-based awards and cash-based awards to eligible recipients. These types of awards are described in more detail below.
Options. Employees of our Company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is
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exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant (or 110% for incentive stock options granted to certain shareholders), unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2022 Plan as of any date means the closing sale price of a share of our common stock on the New York Stock Exchange on that date.
The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us, or such other method permitted by the Committee. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.
An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant (or five years for incentive stock options granted to certain shareholders). No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.
The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2022 Plan is equal to the size of the 2022 Plan’s share reserve as described above.
Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2022 Plan, as may be determined by the Committee.
Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries or business units, satisfy specified performance goals. Any dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Participants are entitled to vote restricted shares prior to the time they vest.
Stock Unit Awards. A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times, in such installments and subject to such conditions as may be determined by the Committee. Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2022 Plan, as may be determined by the Committee. The Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards, but any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other share equivalents to which such dividend equivalents relate.
Performance Awards. A performance award is an award of shares of common stock or units that are only earned if certain conditions are met. Any award under the 2022 Plan may be granted as a performance-based award if the Committee establishes one or more measures of corporate, business unit, or individual performance that must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions, and/or settlement in cash or shares of the award. The Committee will determine the extent to which performance goals have been attained and other applicable terms and conditions have been satisfied and the degree to which vesting, exercisability, lapse of restrictions, and/or settlement in cash or shares of a performance award has been earned. The Committee may provide for the payment of dividend equivalents on performance-based awards, but any dividend equivalents will be subject to the same restrictions as the awards are. The Committee also has the ability to provide, in an individual award agreement or elsewhere, for
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the modification of a performance period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include a change in control, a corporate transaction, a recapitalization, a change in the accounting practices of our company, or a participant’s death or disability.
Other Stock- and Cash-Based Awards. The Committee may grant awards of cash-based incentives, common stock and other awards that are valued by reference to and/or payable in shares of our common stock, or without reference to our common stock under the 2022 Plan. The Committee has discretion in determining the terms and conditions of such awards.
Vesting. The Plan allows for awards subject to either time-based vesting or performance-based vesting, or both.
Transferability of Awards. In general, no right or interest in any award under the 2022 Plan may be assigned, transferred, exchanged or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.
Corporate Transactions; Change in Control. If a change in control occurs which is a corporate transaction, the Committee may, in its discretion, provide for one or more of the following with respect to awards under the 2022 Plan: (i) the continuation, assumption or replacement of outstanding awards; (ii) the acceleration of the vesting and exercisability of outstanding awards, in whole or in part, upon a change in control, or upon termination of a participant’s employment or other service under specified conditions within a specified period of time after the change in control; or (iii) the cancellation of awards in exchange for payment to participants in cash, shares or other consideration equal to the difference, if any, between the fair market value of the consideration that would be received in the corporate transaction for the number of shares subject to the award and the aggregate exercise price (if any) of the shares subject to the award. In the case of performance awards, in the event of a change in control, the Committee will determine to what extend the goals and other conditions have been met.
If a change in control occurs which is not a corporate transaction, the Committee may: (i) fully accelerate the vesting and exercisability of outstanding awards, upon the change in control, or upon termination of a participant’s employment or other service under specified conditions within a specified period of time after the change in control; (ii) extend the exercisability of an option or SAR; or (iii) cancel awards in exchange for payment to participants in cash, shares or other consideration.
The Committee may specify the action to be taken in an award agreement or may take the action prior to or coincident with the change in control and is not required to treat all awards or all participants similarly.
In the event of a dissolution or liquidation of our company, all outstanding awards will terminate.
For purposes of the 2022 Plan, the following terms have the meanings indicated:
•
A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a reorganization, merger, consolidation, share exchange or similar transaction involving the Company.

•
A “change in control” generally refers to a corporate transaction (as defined above), the acquisition by a person or group of beneficial ownership of 50% or more of the voting power of our stock, or our “continuing directors” ceasing to constitute a majority of our board.

Effect of Termination of Service. Unless otherwise set forth in an applicable agreement, if a participant’s employment or other service relationship with us and our subsidiaries is terminated, the 2022 Plan provides that unvested portions of his or her outstanding awards will be forfeited, and vested portions of outstanding option and SAR awards will continue to be exercisable for a period of three months after termination, unless the termination is for cause. In the event of a termination for “cause,” the vested but unexercised portions of options and SAR awards will also be terminated. “Cause” for termination is defined in any applicable employment agreement, or otherwise generally involves unsatisfactory performance of duties, violation of law, failure to comply with our policies or agreements with the participant, personal dishonesty, or conduct which may bring harm to our company. Upon termination due to death or disability, all outstanding awards will become fully vested, and the option and SAR awards may be exercised for a period of one year after the date of termination.
Parachute Payments. In the event that the benefits provided for in the 2022 Plan or otherwise payable to a participant constitute Section 280G “parachute payments” and would be subject to excise taxes, then such pay and benefits will be either be delivered in full or delivered as to such lesser extent which would result in no portion of such pay or benefits being subject to excise taxes, whichever results in the receipt by the participant of the greatest amount of benefits.
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Effective Date and Term of the 2022 Plan. The 2022 Plan will become effective on the date that it is approved by the Company’s shareholders. No awards will be made under the 2022 Plan prior to its effective date. Unless terminated earlier, the 2022 Plan will terminate on the tenth anniversary of the effective date. Awards outstanding under the 2022 Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2022 Plan unless otherwise provided in the applicable agreements. The board of directors may suspend or terminate the 2022 Plan at any time.
Amendment of the Plan. The board of directors may amend the 2022 Plan from time to time. However, except in the case of adjustments upon changes in common stock, no amendment will be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy applicable laws or the rules of the New York Stock Exchange. Termination, suspension or amendment of the 2022 Plan may not adversely affect any outstanding award without the consent of the affected participant.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2022 Plan, based on current statutes, regulations and interpretations.
Non-qualified Stock Options. If a participant is granted a non-qualified stock option under the 2022 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.
Incentive Stock Options. If a participant is granted an incentive stock option under the 2022 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.
Other Awards. The current federal income tax consequences of other awards authorized under the 2022 Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.
Excess Parachute Payments. Code Section 280G limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2022 Plan upon a change in control our company or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.
Section 409A of the Code. The foregoing discussion of tax consequences of awards under the 2022 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred
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compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.
Section 162(m) and Limits on our Company’s Deductions. Section 162(m) of the Code denies deductions to publicly held corporations for compensation paid to certain senior executives that exceeds $1,000,000.
Awards Under the 2022 Plan
The Committee has not yet approved any awards under, or subject to, the 2022 Plan. In addition, because all awards under the 2022 Plan are discretionary with the Committee, neither the number nor types of future 2022 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE PROTO LABS, INC. 2022 LONG-TERM INCENTIVE PLAN
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EQUITY COMPENSATION PLAN INFORMATION TABLE
The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2021:
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options and Stock Appreciation Rights	Weighted Average Exercise Price of Outstanding Options and Stock Appreciation Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	#594,005(1)	$97.78	#5,766,8762)
Equity compensation plans not approved by security holders	—	—	—
Total	594,005	97.78	5,766,876
(1)	Includes awards under the 2012 Long-Term Incentive Plan and our Employee Stock Purchase Plan.
(2)	Includes 1,058,866 shares remaining available for issuance as of December 31, 2021 under our Employee Stock Purchase Plan and 4,708,010 shares under the Prior Plan, which has expired.
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PROPOSAL 2— ADJOURNMENT PROPOSAL
We are asking our shareholders to approve a proposal to approve one or more adjournments of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve Proposal 1 at the time of the Special Meeting (“Adjournment Proposal”). If our shareholders approve this Adjournment Proposal, we could adjourn the Special Meeting and any reconvened session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against approval of Proposal 1. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of Proposal 1 such that the proposal would be defeated, we could adjourn the Special Meeting without a vote on the approval of the proposal and seek to convince the holders of those shares to change their votes to votes in favor of approval of the proposal.
The board of directors believes that it is in the best interests of our company and our shareholders to be able to adjourn the Special Meeting to a later date or dates if necessary or appropriate for the purpose of soliciting additional proxies in respect of the approval of Proposal 1 if there are insufficient votes to approve such proposal at the time of the Special Meeting.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.
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COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
The compensation provided to our named executive officers for 2021 is set forth in detail in the Summary Compensation Table and the other tables, accompanying footnotes and narrative that follow in this section. This Compensation Discussion and Analysis explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and the decisions made in 2021 affecting the compensation of our named executive officers. Throughout this section, we refer to the following individuals as our “named executive officers”:
•	Robert Bodor, our President and Chief Executive Officer, or CEO, effective March 1, 2021 (former Vice President/General Manager – Americas);
•	Daniel Schumacher, Interim Chief Financial Officer, or CFO, effective December 1, 2021 (former Vice President of Investor Relations and Financial Planning and Analysis);
•	Arthur R. Baker III, our Chief Technology Officer;
•	Mike Kenison, our Vice President/General Manager – Americas, effective July 1, 2021;
•	Bjoern Klaas, our Vice President/General Manager and Managing Director – Europe, Middle East and Africa;
•	Victoria M. Holt, our former President and CEO (retired effective February 28, 2021)(1) ; and
•	John A. Way, our former Chief Financial Officer and Executive Vice President of Development, resigned effective November 30, 2021.
(1)	Ms. Holt continued transition service with the Company through February 28, 2022 pursuant to a consulting agreement.
Executive Summary
This section provides an overview of our performance, key decisions and actions made by our compensation committee during the course of the year, a summary of the governance features of our executive compensation program, and a history of our say-on-pay results.
Summary of Proto Labs’ Performance
Like many companies, Protolabs faced internal and external disruptions to our business in 2021. Throughout the year, we worked to overcome these challenges, and we achieved our strategic goals to enable us to drive future growth. Despite the obstacles of the global pandemic and the resulting economic impacts over the past two years, our business strategy and market opportunity remain strong. 2021 was highlighted by two major accomplishments that transformed our business and position us for the future. First, we completed the largest acquisition in our history and joined forces with Hubs to expand our service capabilities with the intent of servicing more customer use cases. Second, we revamped our e-commerce experience and made significant enhancements to our internal systems architecture to improve our customer experience.
Revenue	Profitability	Cash Generation
$488.1m Revenue increased to $488.1 million in 2021 compared with $434.4 million in 2020.	$1.21 Diluted earnings per share was $1.21 in 2021 as compared to $1.89 in 2020.	$55.2m Cash generated from operations during the year totaled $55.2 million as compared to $107.0 million in 2020.
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Shareholder Value Creation
Although our total shareholder return (TSR) was not as strong as peers at the end of 2021, it has been historically very strong, exceeding that of the peer group, the S&P 500 and the Russell 2000 Growth Index from our IPO through 2020. While our shareholder value has declined in 2021 relative to these measures, our board of directors and senior management team believe this is temporary and are strongly committed to our Company’s long-term sustainable growth.

The information above reflects the period of time ending December 31, 2021, and the “Peer Group” reflected in the chart represents the current compensation peer group developed by Pearl Meyer in 2021. The group includes the following companies: 3D Systems Corporation, Badger Meter, Inc., Cerence Inc., Enerpac Tool Group Corporation, ESCO Technologies, Inc., FARO Technologies, Inc., Helios Technologies Inc., Novanta Inc., Power Integrations, Inc., Raven Industries, Inc., RBC Bearings Incorporated, Semtech Corporation, SPS Commerce, Inc., Universal Display Corp, and Vicor Corp. The Peer Group reflected in the chart above is different from the peer group referenced below, which takes into account certain changes based on the recommendation of our independent compensation consultant, Pearl Meyer, in 2021. See the “Peer Group” section of this Compensation Discussion & Analysis for further details on the peer group developed by Pearl Meyer and the changes made in 2020 for our 2021 peer group.
Key Actions and Decisions in 2021
In 2021, the Company made a number of important decisions as it relates to our named executive officer compensation program.
Topic	Actions / Decisions
2021 Salary Adjustments	✔
Adjusted the base salaries for Dr. Bodor, Mr. Klaas and Mr. Kenison by 1.5% for their annual merit increase. Additionally, both Dr. Bodor and Mr. Kenison received a base salary increase for their respective promotions in calendar year 2021.

2021 Annual Incentives and Long-Term Incentives	✔
Awarded annual incentives to our named executive officers in the range of 31.5% - 70.0% of target for the partial achievement of corporate and regional objectives where applicable. Although it was clear early in calendar year 2021 that the impact of Brexit and the global pandemic would affect our ability to achieve our annual short term incentive targets, we did not lower targets or otherwise adjust our plan, with the exception of Mr. Klaas’ 2021 annual incentive award, which was increased by 20% to partially offset the unexpected economic impact related to Brexit.

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Topic	Actions / Decisions
✔
Granted our named executive officers 2021 equity awards comprised of stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”). In consideration of his promotion to CEO, Dr. Bodor’s equity grants received in 2021 had an aggregate grant date fair value of $2.3 million. Additionally, the equity grant in 2022 is expected to be 50% in the form of performance stock units, 30% in the form of restricted stock units, and 20% in the form of stock options.

Annual Incentive Program Performance Metrics and Design	✔	Continued the use of revenue and adjusted operating income (“AOI”) as our short term incentive bonus metrics.
	✔	Maintained the annual incentive plan maximums for 2021 at 200% of the target incentive award.
PSU Performance Metrics	✔	Continued to measure performance for PSU awards based on the Company’s three-year cumulative Total Shareholder Return (“TSR”) performance relative to the Russell 2000 Growth Index.
Benchmarking	✔	Reviewed and approved changes to our compensation peer group.
Key Governance Attributes
Our compensation committee is committed to establishing an executive compensation program that reflects strong corporate governance attributes. The following table summarizes those corporate governance attributes.
Things We Do		Things We Don’t Do
•	“Double-trigger” treatment for cash and accelerated equity vesting upon a change in control	•	No tax gross-ups on perquisites, severance or change in control payments
•	Meaningful stock ownership guidelines for our CEO and executive officers	•	No hedging/pledging of Proto Labs stock by executive officers
•	Requirement that executive officers hold 100% of after-tax shares from option exercises or RSU/PSU vesting until they have achieved their ownership requirement	•	No option repricing without shareholder approval
		•	No excessive or additional perquisites unique to named executive officers
•	Continually review our compensation programs to ensure alignment to our shareholder expectations of driving profitable growth
•	Compensation recoupment (“clawback”) policy
•	Equity award approval policy
•	Independent compensation committee
•	Independent compensation consultant
•	Annual compensation risk assessment
Say-on-Pay Results
The Compensation Committee values the opinions of our shareholders. At our 2021 annual meeting, the say-on- pay proposal received the approval of approximately 97% of the shares voted on the proposal. We considered this result to be an endorsement by our shareholders of our compensation program and maintained the majority of the fundamental features of our 2020 program for 2021. Further, since our Company began holding the say-on- pay vote, our shareholders have been overwhelmingly supportive of our compensation programs, with our Company receiving greater than 90% in each year.
Executive Transitions
Victoria M. Holt, President and Chief Executive Officer of the Company, as well as a member of the board, retired from her position as President and Chief Executive Officer effective February 28, 2021. Ms. Holt continued to serve on the board after her transition through her full board term and retired as a member of the board in May of 2021. Ms. Holt did not receive any severance or other termination of employment benefits and served the Company as a consultant, in order to assist with the new CEO’s transition, for the period from March 1, 2021 through February 28, 2022. She was paid $5,000 per month as a consulting fee for the transition and she retained her medical plan coverage through the end of the consulting period which was valued at $13,659 in total.
In connection with Ms. Holt’s retirement, the board appointed Dr. Robert Bodor to the position of President and Chief Executive Officer, effective March 1, 2021. Prior to his appointment, Dr. Bodor served as Vice President/General Manager – Americas. The board also elected Dr. Bodor as a director of the board, which was effective upon the assumption of his role as President and Chief Executive Officer.
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Additionally, upon the promotion of Dr. Bodor, the company promoted Michael R. Kenison to Vice President and General Manager – Americas. Prior to his promotion, Mr. Kenison served as the Vice President of America’s Manufacturing.
Mr. Way resigned as Chief Financial Officer effective November 30, 2021, and was replaced by Mr. Schumacher effective December 1, 2021.
Additional details regarding Ms. Holt’s transition agreement, Dr. Bodor’s employment agreement, and Mr. Schumacher’s appointment as CFO are set out below.
Finally, Arthur R. Baker III, Chief Technology Officer, resigned from the Company effective April 15, 2022. In accordance with his severance agreement, he received a severance package of 12 months of annualized base salary, paid in installments; a pro rata cash incentive payment amount for 2022, paid in a lump sum; our company will pay the employer’s portion of health premiums for Mr. Baker and his dependents for the first 12 months of coverage under COBRA; and a pro rata portion of his unvested equity-based awards scheduled to vest in the year following his termination date was vested.
Executive Compensation Philosophy and Objectives
We believe our success depends in large measure on our ability to attract, retain and motivate a talented senior management team to effectively lead our Company in a dynamic and changing business environment, and that a competitive executive compensation program is essential to that effort. We believe that our executive compensation program should support our short- and long-term strategic and operational objectives, and reward corporate and individual performance that contributes to creating value for our shareholders.
Consistent with this philosophy, our executive compensation program incorporates the following key principles and objectives:
•	Focus on total compensation for purpose of understanding the competitiveness of executive officer compensation;
•	Structure the compensation program so as to align the interests of our executive officers with those of our customers, employees, and shareholders;
•	Provide a competitive total compensation opportunity that includes target incentive goals that are reasonably achievable and aligned to long-term objectives;
•	Utilize equity-based awards in a manner designed to motivate long-term Company performance, increase shareholder value and emphasize their long-term retentive function;
•	Recognize and reward the achievement of Company and business unit goals as well as individual performance;
•	Provide compensation commensurate with the level of business performance achieved;
•
Provide greater compensation opportunities for individuals who have the most significant responsibilities and therefore the greatest ability to influence our achievement of strategic and operational objectives;

•	Structure the compensation program so that it is understandable and easily communicated to executives, shareholders and other constituencies;
•	Place increasing emphasis on incentive/variable compensation for positions of increasing responsibility; and
•	Make benefit programs available to executive officers generally consistent with those provided to salaried employees.
Compensation Decisions and Processes
The compensation committee of our board of directors, which consists solely of independent directors, generally has been responsible for overseeing our executive compensation program, including annually reviewing the ongoing compensation arrangements for each of our executive officers, including our CEO, and reporting those arrangements to our board.
Our compensation committee regularly receives and considers input from our CEO regarding the compensation and performance of the other executive officers, including recommendations as to compensation levels that the CEO believes are commensurate with an individual’s job performance, skills, experience, qualifications, criticality to our Company and development/career opportunities, as well as with our compensation philosophy, external market data and considerations of internal equity. With the assistance of our CFO, our CEO also has provided
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recommendations to the compensation committee regarding the establishment of performance goals for the annual cash incentive plan based on the operating budget approved by our board of directors. Our CEO regularly attends meetings of our compensation committee, except where the CEO’s own compensation is being considered or times when the committee meets in executive session. Our CEO makes no recommendations to the compensation committee regarding his or her own compensation. The compensation committee communicates its views and decisions regarding compensation arrangements for our executive officers to our CEO, who generally has been responsible for implementing the arrangements.
In determining executive compensation, our compensation committee reviews and considers a number of factors, including individual and corporate performance, input from our CEO, compensation market data from third party compensation surveys (including Pearl Meyer, our independent compensation consultant), our compensation philosophy and key principles, the pay practices of a set of comparable companies, feedback received from shareholders concerning say-on-pay, and the committee’s collective experience and knowledge. We have used market data primarily as a reference point to assess whether our compensation practices are reasonable, competitive and likely to achieve our objectives, and actually deliver compensation in amounts that are consistent with the compensation committee’s assessment of our Company’s relative performance. As part of these assessments, we assumed that target total compensation levels were likely to be reasonable and competitive if they approximated the market median we calculated from the surveys and other compensation data we utilized which for us generally meant a range between 85% and 115% of the market median. The utilization of a range is largely in recognition of the limitations of the survey data that include companies with limited degrees of comparability to our Company and position titles that may encompass positions with responsibilities that differ to varying degrees from the responsibilities of a similarly titled position within our Company. As a result, we do not establish specific compensation amounts or parameters for any executive officer position based on market data, recognizing that factors unique to each individual will ultimately determine that individual’s compensation, which may not necessarily be within the median range. Our compensation committee approves all awards to our executive officers under our 2012 Long-Term Incentive Plan, as amended to date (the “LTIP”).
Peer Group
In 2020, the compensation committee requested that its independent compensation consultant, Pearl Meyer, review our peer group used for executive compensation. Pearl Meyer used a multi-step process that goes beyond basic financial characteristics to construct a peer group that we believe fits our market position and profile. The compensation committee and our board of directors reviewed information relating to this peer group when establishing base salaries, annual equity awards and target annual incentive compensation for 2021.
Pearl Meyer employed the following robust process to construct the proposed peer group.
•	First, they identified a pool of potential companies that were U.S.-based, publicly-traded, and were classified in the technology or industrials sectors.
•	Second, they screened out companies that were outside of approximately one-third to three times that of Protolabs based on revenue, market capitalization, and employees.
•	Third, they reviewed company business models, fixed asset turnover, and financial growth statistics in selecting companies that have similar characteristics to Protolabs.
This process resulted in a select number of changes as shown below.
2020 Peer Group	Recommended Changes	2021 Peer Group*

3D Systems Corporation
Axon Enterprise, Inc.
Badger Meter, Inc.
Cognex Corporation
ESCO Technologies Inc.
FARO Technologies, Inc.
Helios Technologies, Inc.
Monolithic Power Systems, Inc.
Novanta, Inc.
Power Integrations, Inc.
Raven Industries, Inc.
RBC Bearings Incorporated
Shutterstock, Inc.
SPS Commerce, Inc.
Universal Display Corporation
(-) Exclusions Shutterstock, Inc. (+) Additions Semtech Corporation
3D Systems Corporation
Axon Enterprise, Inc.
Badger Meter, Inc.
Cognex Corporation
ESCO Technologies Inc.
FARO Technologies, Inc.
Helios Technologies, Inc.
Monolithic Power Systems, Inc.
Novanta Inc.
Power Integrations, Inc.
Raven Industries, Inc.
RBC Bearings Incorporated
Semtech Corporation
SPS Commerce, Inc.
Universal Display Corporation

*	Some companies were retained that did not meet all screening criteria for year-over-year continuity
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Below is information about the companies in the peer group, as well as the corresponding information for Protolabs that Pearl Meyer referenced when constructing the peer group:
	Annual Revenue(1)	Market Capitalization(1)
25th percentile	$429 million	$1.5 billion
75th percentile	$638 million	$4.9 billion
Protolabs	$460 million	$3.0 billion
(1)
Revenue shown in this table is for the twelve-month period ended as of the most recently disclosed quarter prior to the 2020 meeting at which Pearl Meyer presented the peer group information to the compensation committee. Market Capitalization reflects end of June 2020.

The compensation committee uses data about executive compensation at peer group companies as a tool to assess the reasonableness of the total compensation paid to our executive officers. As discussed above, we do not establish a percentile which any part of our executive’s compensation or any executive’s overall compensation must meet or exceed.
Elements of Executive Compensation
Our executive compensation program historically has been comprised of three primary elements—base salary, annual cash incentive, and equity-based long-term incentives. The primary elements of our compensation program for 2021 were consistent with our 2020 compensation program. While all elements of our executive compensation program are intended to collectively achieve our overriding purpose of attracting, retaining and motivating talented executives, the table below identifies the additional specific purposes of each element as reflected in our 2021 compensation program.
Compensation Component	Form of Compensation	Purpose
Base Salary	Cash	•	Compensate each named executive officer relative to their individual responsibilities, experience and performance
		•	Provide steady cash flow not contingent on short-term variations in Company performance
Annual Incentive	Cash	•	Align compensation with our annual corporate financial performance
		•	Reward achievement of short-term financial objectives
		•	Provide participants with a meaningful total cash compensation opportunity (base salary plus annual incentive)
Long-Term Incentives	Stock Options, Restricted Stock Units and Performance Stock Units	•	Align compensation with our long-term returns to shareholders
		•	Encourage long-term retention
		•	Create a long-term performance focus
		•	Provide executive ownership opportunities
Our compensation committee has not adopted a formal or informal policy for allocating compensation among the various elements, or between cash and non-cash elements or between long- and short-term compensation; however, the committee considers total compensation and then adjusts the mix among each element of compensation based on market comparisons, individual role and performance. As noted earlier, however, we do place greater emphasis on incentive-based and variable forms of compensation for executives with more significant responsibilities, reflecting their greater capacity to affect our performance and results.
Base Salaries
At the time an executive officer is first hired, his or her base salary generally is established through individual negotiations between us and the executive officer, taking into account judgments as to the executive officer’s qualifications, experience, responsibilities, prior salary history, internal pay equity considerations and market factors.
The compensation committee annually reviews the base salaries of our executive officers near the end of each year and bases any adjustments for the following year on merit and market considerations. Merit-based adjustments primarily reflect an assessment of an individual’s performance. Any market-based adjustments reflect an assessment of the competitive positioning of an individual’s salary with comparable positions in the market based on market data provided to the compensation committee by the compensation consultant and other market surveys the compensation committee might use.
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Salaries were temporarily reduced for a portion of 2020, and returned to normal levels by the end of that year. The annual base salary of each of our named executive officers is set forth in the table below:
Name	2021 Annual Base Salary	2020 Annual Base Salary	Percentage Change from 2020 Annual Base Salary to 2021 Annual Base Salary	Base Pay Percent Reduction from May 1, 2020 to September 30, 2020(6)	Total 2020 Dollar Amount Reduced from May 1, 2020 to September 30, 2020(6)
Robert Bodor (1)	$500,000	$340,717	*	10%	$14,415
Daniel Schumacher (2)	$206,799	$—	*	0%	$—
Arthur R. Baker III	$318,558	$318,558	0%	10%	$13,477
Michael R. Kenison (3)	$340,000	$—	*	0%	$—
Bjoern Klaas	$336,635	$328,440	2%	10%	$13,685
Victoria M. Holt (4)	$108,277	$612,000	*	20%	$51,785
John A. Way (5)	$344,091	$369,685	*	10%	$15,640
*	Percentage change not applicable
(1)
Effective March 1, 2021, Dr. Bodor began serving as President and CEO. Prior to being named CEO, Dr. Bodor served as Vice President/General Manager – Americas. Dr. Bodor’s 2021 annual base salary represents his annual base salary as CEO.

(2)
Effective December 1, 2021, Mr. Schumacher began serving as Interim CFO. Prior to being named Interim CFO, Mr. Schumacher served as Vice President of Investor Relations and FP&A. Mr. Schumacher’s 2021 annual base salary represents total salary paid during 2021, including amounts paid in his role as Vice President of Investor Relations and FP&A and Interim CFO.

(3)
Effective July 1, 2021, Mr. Kenison began serving as Vice President/General Manager – Americas. Prior to being named Vice President/General Manager – Americas, Mr. Kenison served as Vice President of Manufacturing – Americas. Mr. Kenison’s 2021 annual base salary represents his annual base salary as Vice President/General Manager – Americas.

(4)
On February 4, 2021, Ms. Holt entered into a consulting agreement in connection with Ms. Holt’s retirement as President and CEO, effective February 28, 2021. Ms. Holt’s 2021 annual base salary represents total salary paid during 2021, including amounts paid in her role as CEO and consultant.

(5)	Effective November 30, 2021, Mr. Way resigned from his position as CFO. Mr. Way’s 2021 annual base salary represents total salary paid during 2021.
(6)
In connection with the COVID-19 pandemic, each of our named executive officers elected to voluntarily forego a portion of their base salaries during the period from May 1, 2020 to September 30, 2020. Ms. Holt voluntarily reduced her base salary by 20%. The remaining named executive officers reduced their base salaries by 10%. The amounts shown in the table reflect the total base salaries that would have been paid absent such action.

Annual Incentive Program
All of our named executive officers participate in our annual incentive program. The annual incentive program payouts were a function of two metrics:
•
75% of the annual bonus target was based on annual revenue growth, calculated without regard to foreign currency exchange rates. We refer to this aspect of the annual incentive program as the revenue factor.

•
25% of the annual bonus target was based on budgeted adjusted operating margin. We refer to this aspect of the annual incentive program as the adjusted operating income (“AOI”) factor. For purposes of calculating attainment of the AOI portion of the annual incentives, AOI is defined as operating income before incentive compensation expense, stock-based compensation expense, amortization expense, acquisition expenses and other one-time expenses not indicative of core operations, calculated as a percentage of revenue.

Revenue growth and AOI were selected as the primary financial objectives for determining the 2021 annual incentive payouts because our primary objective continues to be to grow our Company profitably.
The compensation committee approved 2021 revenue and AOI objectives for our Company as a whole and for each of our major geographic business units (the United States, Europe, Middle East and Africa (“EMEA”) and Japan). The inclusion of business unit performance objectives enables us to tailor annual incentive opportunities so as to reward each executive officer for the performance of those portion(s) of our Company for which the officer had the most direct responsibility. The following are the percentage allocations for revenue and AOI across each named executive officer’s target bonus opportunity.
Name	Revenue		AOI
	Consolidated	Geographic Unit	Consolidated
Robert Bodor	100%		100%
Arthur R. Baker III	100%		100%
Michael R. Kenison	35%	65%	100%
Bjoern Klaas	35%	65%	100%
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A target payout expressed as a percentage of annual base salary is established for each named executive officer annually. For 2021, their target payout percentages were as follows:
Name	Target Payout as % of 2021 Salary
Robert Bodor	100%
Arthur R. Baker III	50%
Michael R. Kenison	50%
Bjoern Klaas	50%
The target payout percentages for each named executive officer remained unchanged from the 2020 percentages in light of the compensation committee’s determination that the target percentages from 2020 remained competitive.
The revenue factor of our plan pays out 100% at targeted revenue achievement on a consolidated basis or for each region, as applicable, for each named executive officer. The payout is zero for 2021 revenue below the threshold of 86% attainment of the annual targets for our Company as a whole and each of its business units. The payment is 30% of the annual bonus at the threshold amounts of 90% attainment, and increases in amounts specified by the compensation committee to the degree revenue exceeds the respective threshold amounts up to a maximum of 200%.
The AOI factor is 100% at targeted AOI on a consolidated basis for each named executive officer. For the AOI factor, the payout is zero for 2021. AOI below a specified threshold amount for our Company as a whole, is 40% at the threshold amount, and increases in amounts specified by the compensation committee to the degree that AOI exceeds the threshold amount up to a maximum of 200%. For AOI performance between threshold and target, the payout factor would increase proportionately between 40% and 100%, or about 0.2 percentage points for each basis point in additional AOI, and between target and maximum, the payout factor would increase proportionately between 100% and 200%, or about 0.2 percentage points for each basis point in additional AOI.
The compensation committee may, in its discretion, adjust annual incentive payout amounts on an individual basis. The compensation committee exercised that discretion with regard to Mr. Klaas’ 2021 annual incentive award, increasing it by 20% to partially offset the unexpected economic impact related to Brexit.
The following table summarizes the 2021 thresholds and targets for the revenue factor and the AOI factor approved by the compensation committee and the actual performance during 2021 in terms of both revenue and AOI, as well as the related payout factors:
Objective	2021 Threshold Growth (%)	2021 Threshold Amount ($)	2021 Target Growth (%)	2021 Target Amount ($)	Actual Performance(1)	Final Payout Factor
Consolidated Revenue(2)	0%	$433.0M	9.8%	$480.0M	$447.9M	82.7%
United States Revenue(3)	0%	$344.0M	10.3%	$383.6M	$363.5M	95.6%
EMEA Revenue(4)	0%	$78.0M	9.7%	$86.5M	$73.9M	0.0%
Consolidated Adjusted Operating Income	18.2%	—	21.2%	—	12.9%	0.0%
United States Adjusted Operating Income	30.2%	—	33.2%	—	29.5%	0.0%
EMEA Adjusted Operating Income	18.2%	—	21.2%	—	9.4%	0.0%
(1)
Our actual performance is equal to our 2021 revenue calculated using 2021 budgeted foreign currency exchange rates. Actual AOI performance is listed as adjusted operating margin achieved in 2021. Actual results exclude the impact of Hubs in 2021.

(2)
For consolidated revenue performance between threshold and target, the payout factor would increase proportionately between 30% and 100%, or about 1.5 percentage points for each $1 million in additional consolidated revenue.

(3)
For United States revenue performance between threshold and target, the payout factor would increase proportionately between 30% and 100%, or about 1.8 percentage points for each $1 million in additional United States revenue.

(4)
For EMEA revenue performance between threshold and target, the payout factor would increase proportionately between 30% and 100%, or about 11.1 percentage points for each $1 million in additional EMEA revenue.

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The annual incentive amount paid to each named executive officers in 2021, and the percentage of each named executive officer’s annual incentive target such amounts represent, were as follows:
Name	2021 Actual Incentive Amount ($)	Percent of Annual Incentive Target Achieved (%)
Robert Bodor (1)	$282,062	63%
Daniel Schumacher (2)	$38,465	62%
Arthur R. Baker III	$98,793	62%
Michael R. Kenison (3)	$101,730	70%
Bjoern Klaas (4)	$31,945	32%
Victoria M. Holt (5)	$63,266	62%
John A. Way (6)	$—	0%
(1)
Effective March 1, 2021, Dr. Bodor began serving as President and CEO. Prior to being named CEO, Dr. Bodor served as Vice President/General Manager – Americas. Dr. Bodor’s 2021 incentive amount represents the pro-rata portion of his 2021 incentive amount in each role.

(2)
Effective December 1, 2021, Mr. Schumacher began serving as Interim CFO. Prior to being named Interim CFO, Mr. Schumacher served as Vice President of Investor Relations and FP&A. Mr. Schumacher’s 2021 incentive amount represents the pro-rata portion of his 2021 incentive amount in each role.

(3)
Effective July 1, 2021, Mr. Kenison began serving as Vice President/General Manager – Americas. Prior to being named Vice President/General Manager – Americas, Mr. Kenison served as Vice President of Manufacturing – Americas. Mr. Kenison’s 2021 incentive amount represents the pro-rata portion of his 2021 incentive amount in each role.

(4)	Mr. Klaas’ short term incentive bonus included a 20% discretionary amount in consideration of the unexpected economic impact related to Brexit.
(5)
On February 4, 2021, Ms. Holt entered into a consulting agreement in connection with Ms. Holt’s retirement as President and CEO, effective February 28, 2021. Ms. Holt’s 2021 incentive amount represents the pro-rata portion of her 2021 incentive amount in her role as President and CEO prior to her retirement.

(6)	Effective November 30, 2021, Mr. Way resigned from his position as CFO, and therefore was not eligible for a 2021 annual incentive bonus.
Long-Term Incentive Program
Our compensation committee considers the employee’s total compensation and then adjusts the mix among base salary, annual incentive and long-term incentive based on market comparisons, individual role and performance. Our compensation committee generally has determined the size of individual grants using its collective business judgment and experience, taking into account factors such as the role and responsibility of the individual executive, an evaluation of the expected and actual performance of each executive, internal pay equity considerations and market factors. We generally have not utilized a formulaic approach to determine the size of individual equity awards to our executives. In 2021, the compensation committee has continued to structure the long-term incentive program for our named executive officers to include a mix of stock options, RSUs and PSUs.
In addition to annual equity awards, in certain cases we have granted equity awards in connection with an individual’s initial employment with us, upon promotions or other changes in responsibilities, or in recognition of significant achievements. These additional equity awards are made outside our typical annual grant cycle, and are subject to our equity award approval policy summarized below in “Other Compensation and Equity-Related Policies—Equity Award Approval Policy.”
In accordance with our pay-for-performance philosophy, under which the Company’s under-performance is reflected in the named executive officers’ compensation, the compensation committee determined that none of the PSUs granted in 2018 or 2019 were earned or vested because our Company’s performance was below the financial threshold goals. In addition, all outstanding stock options held by the named executive officers were under water as of December 31, 2021.
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2021 Long-Term Equity-Based Compensation
As noted above, in 2021 the compensation committee awarded stock options, RSUs and PSUs to our named executive officers. Such grants, which were made in 2021 pursuant to the LTIP, were as follows:
Name	Aggregate Grant Date Fair Value of 2021 Equity Awards	Number of RSUs Awarded	Number of Stock Options Awarded	Target Number of PSUs Awarded
Robert Bodor	$2,255,577	7,413	11,842	970
Daniel Schumacher	$400,038	4,833	1,936	—
Arthur R. Baker III	$1,255,527	4,212	3,442	970
Michael R. Kenison	$380,038	2,657	2,943	—
Bjoern Klaas	$714,467	2,365	1,826	624
Victoria M. Holt	$—	—	—	—
John A. Way	$1,364,804	4,433	3,128	1,386
The stock options awarded to our named executive officers have an exercise price equal to 100% of the fair market value of a share of our common stock on the date of grant. Each stock option granted will vest and becomes exercisable as to 25% of the shares in four annual installments beginning on February 13, 2022 and has a 10-year term. For stock options granted prior to an individual becoming a named executive officer, the vesting date and schedule may differ. Unvested options will immediately become vested and exercisable in full upon the named executive officer’s death or disability and if, within one year of a change in control, the named executive officer’s employment is terminated without cause or for good reason.
The RSUs awarded to our named executive officers will vest as to 25% of the shares in four annual installments beginning on February 13, 2022. For RSUs granted prior to an individual becoming a named executive officer, the vesting date and schedule may differ. Unvested RSUs will immediately vest in full upon the named executive officer’s death or disability and if, within one year of a change in control, the named executive officer’s employment is terminated without cause or for good reason. No dividend equivalents are paid on the RSUs.
The PSUs awarded to our named executive officers are expressed in terms of a target number of PSUs (as noted in the table above), with between 0% and 150% of that target number of shares capable of being earned and vesting at the end of the January 1, 2021 to December 31, 2023 performance period depending on our Company’s three-year cumulative TSR performance relative to the Russell 2000 Growth Index. The pay and performance scale for the 2021 PSU grants is as follows:
Relative TSR Percentile	PSU Payout (% of Target)
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile or greater	150%
If the Company’s relative TSR is less than 0% over the performance period, the PSU payout is capped at 100% of target. In making the decision to move to relative TSR from our historical practice of measuring organic revenue and adjusted EPS growth, the compensation committee reflected on the difficulty of setting multi-year financial goals, and the potential for misalignment of pay and performance. Further, the compensation committee believes that relative TSR represents a good alignment tool for purpose of compensating management on shareholder return performance. The compensation committee plans to continually evaluate the PSU program in the future to determine the best metrics and structure to motivate and reward management.
The number of PSUs determined to have been earned at the end of the performance period will vest at that time, and each vested PSU will be paid out in one share of our common stock. A PSU award will be forfeited if the award recipient’s employment ends before the scheduled vesting date except in situations involving retirement, disability, a qualifying termination under a severance agreement, death or a change in control. If employment ends due to retirement, disability or a qualifying termination under a severance agreement before the scheduled vesting date, a pro rata portion of the number of PSUs that would have been earned at the end of the performance period if employment had continued will vest on the scheduled vesting date. The pro rata portion will be based on the portion of the performance period that elapsed prior to the date of termination. If employment ends due to an award recipient’s death, a pro rata portion (determined in the same manner) of the target number of PSUs will vest at that time. If a change in control of our Company occurs before the scheduled vesting dates of the award, the performance period will be truncated and a pro rata portion of the number of PSUs determined to have been earned during the truncated performance period will vest as of the date of the change in control. The pro rata portion will be based on the portion of original performance period that elapsed prior to the date of the change in control.
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PSUs Granted in 2019
In February 2019, the compensation committee awarded PSUs to each of our named executive officers that would be earned and vest based upon achievement of certain organic revenue growth targets and adjusted EPS growth targets set for the three- year performance period from January 1, 2019 to December 31, 2021. For purposes of the PSUs granted in 2019, the Company’s organic revenue for any fiscal year during the performance period is the revenue reported in the Company’s consolidated statements of comprehensive income for that fiscal year as determined under Generally Accepted Accounting Principles (GAAP), adjusted (i) by subtracting (A) the amount of such revenue recognized during that fiscal year that is attributable to each business or entity acquired by the Company during that fiscal year, and (B) an amount equal to the annual revenue in the year of acquisition of each business or entity acquired by the Company in an earlier fiscal year occurring during the performance period. The Company’s adjusted EPS for any fiscal year is the Company’s net income per diluted share as reported in the Company’s consolidated statements of comprehensive income for that fiscal year as determined under GAAP, adjusted to exclude the financial impact during that fiscal year of special items. For these purposes, special items consist of the following as reported and quantified in the Company’s public disclosures: (i) stock-based compensation expense; (ii) amortization expense; (iii) unrealized gains or losses on foreign currency; (iv) costs or expenses and gains or losses associated with an acquisition or divestiture occurring during the performance period; (v) gains or losses attributable to accounting rule changes not in place as of the beginning of performance period; (vi) gains or losses from an “act of God” such fire, flood, etc.; and (vii) severance, retention, integration and asset write-down charges associated with an entity or product line acquired during the performance period.
For purposes of determining the payout level under the PSUs, the revenue payout factor is the percentage specified in the following table that corresponds to the level of organic revenue achieved by the Company during the last fiscal year of the performance period. The EPS payout factor is the percentage specified in the following table that corresponds to adjusted EPS achieved by the Company during the last fiscal year of the performance period. With respect to both the revenue payout factor and the EPS payout factor, if the organic revenue or adjusted EPS achieved by the Company is between performance levels specified in the table, the corresponding payout factor will be determined by linear interpolation. With respect to performance below the threshold specified in the table, the corresponding payout factor is zero:
Performance Level	2021 Organic Revenue	Revenue Payout Factor	2021 Adjusted EPS	EPS Payout Factor
Threshold	$575,837,000	25%	$4.34	25%
Target	$690,000,000	50%	$4.57	50%
Maximum	≥$805,694,000	75%	≥$4.80	75%
Because Company performance was below the threshold for both organic revenue and adjusted EPS, none of the PSUs granted in 2019 were earned by the named executive officers.
Other Executive Benefits
Our named executive officers generally receive health and welfare benefits under the same programs and subject to the same terms as our other salaried employees. These benefits include medical, dental and vision benefits, short- and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance. Our named executive officers are also eligible to participate in our 401(k) retirement plan, under which our Company provides a matching contribution in an amount equal to 100% of the first 3% of compensation contributed by a participant and 50% of the next 2% of compensation contributed. We also provide supplemental benefits to our executive officers who are based outside of the United States as part of compensation packages that are intended to be competitive in the respective local markets.
Severance and Change in Control Benefits
We have entered into severance agreements with each of our named executive officers other than Dr. Bodor. Dr. Bodor’s employment agreement provides for severance benefits. For a summary of the material terms and conditions of our agreements with the named executive officers providing for payments in connection with termination of employment and changes in control of our Company, see “Potential Payments upon Termination or Change in Control.”
The equity award agreements under the LTIP provide for “double trigger” acceleration of exercisability or vesting of equity awards in connection with a change in control, meaning that both a change in control and either a failure to continue, assume or replace outstanding awards or a termination of employment are necessary before acceleration will occur. The compensation committee believes that the double trigger structure avoids an unintended windfall to executives who retain their employment and their equity awards in the event of a friendly change in control, but still provides them appropriate incentives to cooperate in negotiating any change in control in which they believe they could lose their jobs.
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Consulting Agreement with Victoria Holt
On February 4, 2021, the Company entered into a consulting agreement (the “Consulting Agreement”) in connection with Ms. Holt’s retirement as President and Chief Executive of the Company, effective February 28, 2021, pursuant to which Ms. Holt provided certain consulting services to the Company. Ms. Holt agreed to provide consulting services to the Company as an independent contractor for the period from March 1, 2021 through February 28, 2022, unless terminated earlier in accordance with the terms of the Consulting Agreement. The Consulting Agreement provides that Ms. Holt was entitled to receive compensation of $5,000 per month. Ms. Holt was also allowed to maintain enrollment in the group health plan sponsored by the Company in accordance with the terms and conditions of the Company’s executive retiree medical plan. The Consulting Agreement was terminable with 60 days’ notice by either party for any reason.
New Employment Agreement with Robert Bodor
On January 29, 2021, the Company entered into an executive employment agreement (the “CEO Agreement”) with Robert Bodor, effective as of March 1, 2021. Under the CEO Agreement, Dr. Bodor began serving as President and Chief Executive Officer as of March 1, 2021.
The Company entered into the CEO Agreement with Dr. Bodor in recognition of the need to provide him certain protection as President and Chief Executive Officer should his employment with the Company be involuntarily terminated without cause or terminated by him for good reason before or after a change in control of the Company, as those terms are defined in the CEO Agreement. Dr. Bodor’s employment with the Company is at-will and his employment may be unilaterally terminated by Dr. Bodor or the Company at any time for any reason, subject to the terms of the CEO Agreement.
Pursuant to the CEO Agreement, Dr. Bodor is receiving an initial annual base salary of $500,000 and is eligible for an annual target cash incentive bonus payment equal to 100% of his annual base salary. Dr. Bodor will receive an additional equity grant pursuant to the Company’s 2012 Long-Term Incentive Plan, 50% in the form of stock options and 50% in the form of restricted stock units, with an aggregate fair market value of $1.3 million (as measured on the date of grant and based on the board’s assessment of the Company’s performance against Dr. Bodor’s and the Company’s performance objectives). The grant date for this new equity grant was March 1, 2022. Dr. Bodor will also be eligible for an annual equity grant on terms and conditions that are comparable to those applicable to grants made to other senior executives of the Company.
Dr. Bodor’s severance benefits are summarized under “Potential Payments Upon Termination or Change in Control.”
Daniel Schumacher’s Appointment as CFO
On December 1, 2021, the Company entered into a letter employment agreement (the “Interim CFO Agreement”) with Daniel Schumacher. Under the Interim CFO Agreement, Mr. Schumacher served as Interim Chief Financial Officer beginning December 1, 2021.
The Company entered into the Interim CFO Agreement in connection with Mr. Way’s departure from the Company. Mr. Schumacher served as Interim Chief Financial Officer for approximately six months.
Pursuant to the Interim CFO Agreement, Mr. Schumacher received an annualized base salary of $296,153 and was eligible for an annual target cash incentive bonus payment of $110,000 for fiscal year 2022 and an annual equity grant pursuant to the Company’s long-term incentive plan, of RSUs valued at $150,000, to be vested in full after one year. The Interim CFO agreement did not provide for severance.
Mr. Schumacher was selected as the permanent Chief Financial Officer as of June 3, 2022, and the Interim CFO Agreement terminated at that time. Mr. Schumacher did not enter into a new employment agreement with the Company, but he did enter into a severance and change in control agreement with the same terms as the other named executive officers. In connection with his role as CFO, Mr. Schumacher will receive a base annualized salary of $360,000 and will be eligible for an annual target cash incentive bonus payment of 65% of his base salary. Mr. Schumacher will also receive RSUs with a value of $300,000 on the date of grant, stock options with a value of $150,000 on the date of grant, and PSUs with a target value of $150,000 on the date of grant.
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Other Compensation and Equity-Related Policies
Clawback Policy
In 2014, we adopted an Executive Officer Incentive Compensation Recovery Policy for recovery of incentive compensation from our executive officers under certain circumstances, and in May 2019 we adopted an expanded version of such policy (as expanded, the “Clawback Policy”). The Clawback Policy provides that we will, in all appropriate circumstances as determined by the compensation committee, and to the extent permitted by applicable law, require reimbursement or forfeiture of all or a portion of any incentive compensation awarded to our executive officers after the adoption of the policy where the compensation committee has determined that either:
(1)	All of the following factors are present:
•	We are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws;
•
The award, vesting or payment of the incentive compensation was predicated upon the achievement of certain financial results that were the subject of the restatement and such award, vesting or payment occurred or was received during the three-year period preceding the date on which we were required to prepare the restatement; and

•	A smaller award, vesting or payment would have occurred or been made to the executive officer based upon the restated financial results.
(2)
There has been misconduct resulting in either a violation of law or of our Company policy that has caused significant financial or reputational harm to our Company and either the executive officer committed the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks.

In the circumstances described in (1) above, we will, to the extent deemed appropriate by the compensation committee, seek to recover or cancel the amount(s) by which an executive officer’s incentive compensation that was awarded, vested or paid during the three-year period referenced above exceeded the amount(s) that would have been awarded, vested or paid based on the restated financial results, net of taxes paid or payable by the executive officer with respect to the recoverable compensation. In the circumstances described in (2) above, we will, to the extent deemed appropriate by our compensation committee, seek to recover or cancel an executive officer’s incentive compensation that was awarded, vested or paid during any fiscal year in which the misconduct occurred.
Executive Stock Ownership Guidelines
In 2014, we adopted stock ownership guidelines applicable to our executive officers, which we updated in 2018. The guidelines are applicable to each of our executive officers and provide that each executive officer is expected to own shares of our common stock with a value at least equal to the amount shown below:
•	CEO – Five times annual base salary
•	All other executive officers – One times annual base salary
Each executive officer has five years from the date he or she becomes subject to the guidelines to achieve compliance with the guidelines. Until an executive officer has achieved compliance with the ownership guidelines, the individual must retain 100% of the “net profit shares” resulting from any option exercise or from the exercise, vesting or settlement of any other form of equity-based compensation award. For these purposes, “net profit shares” refers to that portion of the number of shares subject to the exercise, vesting or settlement of an award that the Covered Individual would receive had he or she authorized the Company to withhold shares otherwise deliverable in order to satisfy any applicable exercise price or withholding taxes. As of December 31, 2021, all of our named executive officers were either in compliance with the guidelines or within the five-year period to achieve compliance with the guidelines.
Equity Award Approval Policy
Our equity award approval policy permits us to make equity-based awards at any time other than during “blackout periods” provided for in our insider trading policy, which generally run from the eleventh of the month in which each fiscal quarter closes through the end of the second trading day following the public release of our financial results for that quarter. The policy does, however, permit us to approve an award during a blackout period, provided the effective date of the grant and the concurrent pricing of the grant occur on the first trading day after the blackout period ends.
28 |

Other Equity-Related Policies
We prohibit our executive officers from engaging in certain types of transactions in our stock, including short sales, pledges of our stock and other hedging transactions with respect to our stock. This policy is intended to prevent our executive officers from reducing the effect that decreases in the value of our stock have on their financial position. The LTIP requires that all stock options granted under the plan have an exercise price that is not less than the fair market value of a share of our common stock on the date the grant is made. The LTIP also prohibits re-pricing or exchanging underwater stock options without shareholder approval.
Tax Considerations
Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Code Section 4999 imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Code Section 280G based on the executive’s prior compensation. As discussed above, we do not provide tax gross-ups on income attributable to severance or other payments that are deemed made in connection with a change in control.
Code Section 409A requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and directors to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefit plans and arrangements for all of our employees and directors, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Code Section 409A.
Code Section 162(m) disallows a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the CEO and the three other highest paid executive officers employed at the end of the year (other than the CFO), plus any person who served as CEO or CFO at any time the year, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year.
Risk Assessment
On an annual basis our executives, compensation committee, and an outside consultant review our compensation policies and practices to ensure there are no material risks that could have an adverse impact to the organization. The scope of the assessment includes a review of the overall compensation strategy and philosophy, the design of the short-term and long-term incentive plans and the corporate governance of the incentive programs. The annual review confirmed that there is an appropriate balance between the short-term and long-term incentives and that the variable pay targets are aligned to the strategic goals of the organization. The performance measures of revenue and operating income ensure the plan is affordable and the targets are sufficiently aggressive as to incent the organization to grow. The performance goals are aligned to the annual budget and the accelerators for exceeding budget targets are appropriately aggressive. The incentive plans are capped and the accruals are reviewed by the audit committee quarterly. Finally, a Claw-back Policy is in place to protect the organization from any unforeseen circumstances related to ethical conduct of the executives. The conclusion of the review maintains we are confident that our compensation programs are aligned with the interests of our shareholders, the programs reward the organization for delivering on our aggressive growth strategy and we have the appropriate governance in place to mitigate any unforeseen risks.
  | 29

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The employment agreement for the CEO and CFO, and the consulting agreement for the former CEO are summarized in the Compensation Discussion & Analysis. None of the other NEOs employed as of the end of fiscal year 2021 were parties to employment agreements. The following table summarizes the compensation provided to or earned by our named executive officers during our three most recently completed fiscal years:
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert Bodor(5) President and Chief Executive Officer	2021	473,277	1,430,533	825,044	282,062	11,200	3,022,116
	2020	338,658	475,722	153,036	24,900	11,200	1,003,516
	2019	324,492	447,048	153,014	59,941	11,000	995,495
Daniel Schumacher(6) Interim Chief Financial Officer	2021	206,799	316,783	83,255	38,465	7,933	653,235
	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—
Arthur R. Baker III Chief Technology Officer	2021	318,558	980,427	275,100	98,793	9,096	1,681,974
	2020	317,044	475,722	153,036	19,113	11,200	976,115
	2019	312,312	447,048	153,014	56,133	11,000	979,507
Michael R. Kenison(7) Vice President/General Manager - Americas	2021	291,795	253,478	126,560	101,730	6,745	780,308
	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—
Bjoern Klaas Vice President and Managing Director - Europe, Middle East and Africa	2021	336,635	568,525	145,942	31,945	14,108	1,097,155
	2020	324,274	317,212	102,010	20,318	15,179	778,993
	2019	322,390	298,066	102,011	112,925	13,863	849,255
Victoria M. Holt(8) Former President and Chief Executive Officer	2021	108,277	—	—	63,266	7,269	178,812
	2020	583,292	2,314,264	425,022	73,440	11,200	3,407,218
	2019	600,000	2,160,169	340,034	215,308	11,000	3,326,511
John A. Way Former Chief Financial Officer	2021	344,091	1,114,800	250,004	—	11,200	1,720,095
	2020	367,985	713,631	229,513	33,272	11,200	1,355,601
	2019	362,436	670,677	229,523	97,748	11,000	1,371,384
(1)
Amounts shown in this column reflect the aggregate grant date fair value of the RSUs and PSUs (at target) granted in 2021, 2020 and 2019 and are computed in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC 718), based on the closing stock price on the grant date. The grant date fair value of RSUs granted in 2021 and the grant date fair value of the PSUs granted in 2021 if target performance and maximum performance is achieved are as follows:

Name	RSUs	PSUs
		Target	Maximum
Robert Bodor	$1,210,204	$220,329	$330,494
Daniel Schumacher	$316,783	$—	$—
Arthur R. Baker III	$760,098	$220,329	$330,494
Michael R. Kenison	$253,478	$—	$—
Bjoern Klaas	$426,788	$141,737	$212,606
Victoria M. Holt	$—	$—	$—
John A. Way	$799,979	$314,821	$472,232
(2)
Amounts shown in this column represent the grant date fair values computed in accordance with ASC 718 utilizing the assumptions discussed in Note 13 to our Consolidated Financial Statements for the year ended December 31, 2021 contained in our Annual Report on Form 10-K for the year ended December 31, 2021, and disregarding the effects of any estimates of forfeitures related to service-based vesting.

(3)	Amounts shown in this column represent amounts earned under our annual incentive program during each respective year and paid early in the following year.
(4)	Amounts shown in this column for all named executive officers for 2021 represent Company contributions to our 401(k) retirement plan, and additional compensation for Mr. Klaas.
(5)	Effective March 1, 2021, Dr. Bodor began serving as President and CEO. Prior to being named CEO, Dr. Bodor served as Vice President/General Manager – Americas.
(6)
Mr. Schumacher began serving as Interim CFO on December 1, 2021, and as permanent CFO on June 3, 2022. Prior to being named Interim CFO, Mr. Schumacher served as Vice President of Investor Relations and FP&A.

(7)
Mr. Kenison began serving as Vice President/General Manager – Americas on July 1, 2021. Prior to being named Vice President/General Manager – Americas, Mr. Kenison served as Vice President of Manufacturing – Americas.

(8)	Ms. Holt retired as President and CEO, effective February 28, 2021. Ms. Holt’s 2021 salary represents amounts paid in her role as CEO and consultant.
30 |

Grants of Plan-Based Awards
The annual incentive plan, including description of types of equity awards, vesting schedules, performance conditions, and events that would accelerate vesting, for grants made in 2021 is summarized in the CD&A. No dividends or dividend equivalents are paid on RSUs or PSUs. The following table summarizes the grants of plan-based awards made to our named executive officers during the year ended December 31, 2021:

		Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Bodor			$153,815	$473,277	$946,554
	2/16/2021	2/2/2021							3,104			$560,148
	2/16/2021	2/2/2021								2,190	180.46	$175,035
	2/16/2021	2/2/2021				485	970	1,455				$220,329
	3/1/2021	2/2/2021							4,309			$650,056
	3/1/2021	2/2/2021								9,652	150.86	$650,009
Daniel Schumacher			$68,014	$110,000	$170,090
	5/18/2021	5/11/2021							1,748			$166,759
	5/18/2021	5/11/2021								1,936	95.40	$83,255
	12/1/2021	11/5/2021							3,085			$150,024
Arthur R. Baker III			$51,766	$159,279	$318,558
	2/16/2021	2/2/2021							4,212			$760,098
	2/16/2021	2/2/2021								3,442	180.46	$275,100
	2/16/2021	2/2/2021				485	970	1,455				$220,329
Michael R. Kenison			$47,417	$145,898	$291,795
	5/18/2021	5/11/2021							2,657			$253,478
	5/18/2021	5/11/2021								2,943	95.40	$126,560
Bjoern Klaas			$54,703	$168,318	$336,635
	2/16/2021	2/2/2021							2,365			$426,788
	2/16/2021	2/2/2021								1,826	180.46	$145,942
	2/16/2021	2/2/2021				312	624	936				$141,737
Victoria M. Holt			$35,190	$108,277	$216,554
John A. Way			$83,872	$258,069	$516,137
	2/16/2021	2/2/2021							4,433			$799,979
	2/16/2021	2/2/2021								3,128	180.46	$250,004
	2/16/2021	2/2/2021				693	1,386	2,079				$314,821
(1)
In accordance with the terms of our equity grant timing policy, the RSUs, PSUs and stock option grants to our named executive officers identified in the table were granted effective as of the end of the second trading day following the public release of our financial results for the fourth quarter of 2020, even though the compensation committee approved the grants on an earlier date. Mr. Schumacher and Mr. Kenison received grants prior to being named executive officers. Mr. Schumacher received an additional off-cycle grant in connection with his new role.

(2)
As discussed above in “Compensation Discussion and Analysis—Elements of Executive Compensation,” amounts in this column represent an award of PSUs under the LTIP capable of being earned and vesting at the end of a three-year performance period depending on our Company’s three-year cumulative Total Shareholder Return (“TSR”) performance relative to the Russell 2000 Growth Index and the award recipient’s continued employment. The PSU vesting terms in the event of certain terminations of employment or a change in control of our Company are described above in “Elements of Executive Compensation—Long-Term Equity-Based Compensation.” No dividend equivalents are paid on the PSUs.

(3)
Amounts in this column represent awards of RSUs under the LTIP which vest as to 25% of the shares in four annual installments beginning on either February 13, 2022 or May 20, 2022 depending on the grant date. Mr. Schumacher’s December 1, 2021 grant vests as to 100% of the shares on December 1, 2022. Unvested RSUs will immediately vest in full upon the named executive officer’s death or disability and if, within one year of a change in control, the named executive officer’s employment is terminated without cause or for good reason. No dividend equivalents are paid on the RSUs.

(4)
Amounts in this column represent awards of stock options under the LTIP which vest as to 25% of the shares in four annual installments beginning on February 13, 2022 or May 20, 2022 depending on the grant date. Unvested options will immediately become vested and exercisable in full upon the named executive officer’s death or disability and if, within one year of a change in control, the named executive officer’s employment is terminated without cause or for good reason.

(5)
The actual value to be realized by a named executive officer depends upon the appreciation in value of our stock and the length of time the award is held. No value will be realized with respect to any stock option award if our stock price does not increase following the grant date. For a description of the assumptions used in computing grant date fair value for stock option awards pursuant to ASC 718, see Note 13 to our Consolidated Financial Statements for the year ended December 31, 2021 contained in our Annual Report on Form 10-K. The grant date fair value of each RSU award and PSU award (at target) was computed in accordance with ASC 718.

  | 31

Outstanding Equity Awards at 2021 Year-End
The following table provides information on each named executive officer’s outstanding equity awards as of December 31, 2021.
	Option Awards					Stock Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Robert Bodor	02/13/14	1,632	—	78.59	02/13/24
	02/09/15	3,998	—	67.15	02/09/25
	02/08/16	5,673	—	57.88	02/08/26
	02/13/17	2,721	907	58.35	02/13/27
	02/12/18	2,253	751	105.75	02/12/28
	02/11/19	1,602	1,602	104.99	02/11/29
	02/10/20	917	2,751	96.72	02/10/30
	02/16/21	—	2,190	180.46	02/16/31
	03/01/21	—	9,652	150.86	03/01/31
						1,286	66,036
						656	33,686
						1,415	72,660
						2,304	118,310
						3,104	159,390
						4,309	221,267
						13,074(3)	671,349
								1,506	$77,333(4)
								970	$49,810(5)
Daniel Schumacher	05/16/18	93	93	117.55	05/16/28
	05/15/19	177	355	106.85	05/15/29
	05/19/20	256	769	117.00	05/20/30
	05/18/21	—	1,936	95.40	05/18/31
						238	12,221
						128	6,573
						309	15,867
						636	32,659
						1,748	89,760
						3,085	158,415
						6,144(6)	315,495
Arthur R. Baker III	05/02/16	1,737	—	60.96	05/02/26
	02/13/17	—	907	58.35	02/13/27
	02/12/18	2,413	805	105.75	02/12/28
	02/11/19	1,602	1,602	104.99	02/11/29
	02/10/20	917	2,751	96.72	02/10/30
	02/16/21	—	3,442	180.46	02/16/31
						1,286	66,036
						703	36,099
						1,415	72,660
						2,304	118,310
						4,212	216,286
						9,920(7)	509,391
								1,506	$77,333(4)
								970	$49,810(5)
Michael R. Kenison	05/16/18	232	233	117.55	05/16/28
	05/15/19	532	1,064	106.85	05/15/29
	05/19/20	520	1,561	117.00	05/20/30
	05/18/21	—	2,943	95.40	05/18/31
						635	32,607
						320	16,432
						927	47,601
						1,289	66,190
						2,657	136,436
						5,828(8)	299,266
32 |

	Option Awards					Stock Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Bjoern Klaas	02/11/19	1,068	1,068	104.99	02/11/29
	02/10/20	611	1,834	96.72	02/10/30
	02/16/21	—	1,826	180.46	02/16/31
						1,059	54,380
						943	48,423
						1,536	78,874
						2,365	121,443
						5,903(9)	303,120
								1,004	$51,555(4)
								624	$32,042(5)
Victoria M. Holt	02/13/17	7,256	1,814	58.35	02/13/27
	02/12/18	5,363	1,788	105.75	02/12/28
	02/11/19	3,560	1,780	104.99	02/11/29
	02/10/20	2,546	2,547	96.72	02/10/30
						2,571	132,021
						1,561	80,157
						1,572	80,722
						2,133	109,529
						7,837(10)	402,429
								8,367	$429,645(4)
John A. Way	02/08/16	2,837	—	57.88	02/28/22
	02/13/17	5,444	—	58.35	02/28/22
	02/12/18	3,218	—	105.75	02/28/22
	02/11/19	2,403	—	104.99	02/28/22
	02/10/20	1,375	—	96.72	02/28/22
(1)
The February option awards granted prior to 2018 vest as to 20% of the shares subject to each award in five annual installments on February 13 each year. The February option awards granted beginning in 2018 vest as to 25% of the shares subject to each award in four annual installments on February 13 each year. The May option awards vest as to 25% of the shares subject to each award in four annual installments on May 20 each year.

(2)	Based on the $51.35 per share closing price of our common stock on the NYSE on December 31, 2021.
(3)
In the order presented in the table, the RSUs listed vest as to 1,286 shares subject to the units on February 13, 2022, as to 656 shares subject to the units on February 13, 2022, as to 707 shares subject to the units on each of February 13, 2022 and 2023, as to 768 shares subject to the units on each of February 13, 2022, 2023 and 2024, as to 776 shares subject to the units on each of February 13, 2022, 2023, 2024, and 2025, and as to 1,077 shares subject to the units on each of February 13, 2022, 2023, 2024, and 2025.

(4)
Performance stock units vest on December 31, 2022 depending on our Company’s three-year cumulative Total Shareholder Return (“TSR”) performance relative to the Russell 2000 Growth Index and the award recipients continued employment.

(5)
Performance stock units vest on December 31, 2023 depending on our Company’s three-year cumulative Total Shareholder Return (“TSR”) performance relative to the Russell 2000 Growth Index and the award recipients continued employment.

(6)
In the order presented in the table, the RSUs listed vest as to 238 shares subject to the units on May 20, 2022, as to 128 shares subject to the units on May 20, 2022, as to 154 shares subject to the units on each of May 20, 2022 and 2023, as to 212 shares subject to the units on each of May 20, 2022, 2023 and 2024, as to 437 shares subject to the units on each of May 20, 2022, 2023, 2024 and 2025, and as to 3,085 shares subject to the units on December 1, 2022.

(7)
In the order presented in the table, the RSUs listed vest as to 1,286 shares subject to the units on February 13, 2022, as to 703 shares subject to the units on February 13, 2022, as to 707 shares subject to the units on each of February 13, 2022 and 2023, as to 768 shares subject to the units on each of February 13, 2022, 2023 and 2024, and as to 1,053 shares subject to the units on each of February 13, 2022, 2023, 2024, and 2025.

(8)
In the order presented in the table, the RSUs listed vest as to 635 shares subject to the units on May 20, 2022, as to 320 shares subject to the units on May 20, 2022, as to 463 shares subject to the units on each of May 20, 2022 and 2023, as to 429 shares subject to the units on each of May 20, 2022, 2023 and 2024, and as to 664 shares subject to the units on each of May 20, 2022, 2023, 2024, and 2025.

(9)
In the order presented in the table, the RSUs listed vest as to 1,059 shares subject to the units on each of December 1, 2022, as to 471 shares subject to the units on each of February 13, 2022 and 2023, as to 512 shares subject to the units on each of February 13, 2022, 2023 and 2024, and as to 591 shares subject to the units on each of February 13, 2022, 2023, 2024 and 2025.

(10)
In the order presented in the table, the RSUs listed vest as to 2,571 shares subject to the units on February 13, 2022, as to 1,561 shares subject to the units on February 13, 2022, as to 1,572 shares subject to the units on February 13, 2022, and as to 2,133 shares subject to the units on February 13, 2022.

  | 33

Option Exercises and Stock Vested in 2021
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert Bodor	—	—	4,279	843,177
Daniel Schumacher	363	30,466	732	66,246
Arthur R. Baker III	7,102	886,116	4,283	766,545
Michael R. Kenison	—	—	2,513	227,427
Bjoern Klaas	—	—	2,043	245,396
Victoria M. Holt	18,910	2,464,531	9,563	1,884,289
John A. Way	—	—	6,373	1,255,800
(1)
The value realized on exercise is calculated as the difference between the closing price of our common stock on the date of exercise as reported by the New York Stock Exchange for the number of shares acquired upon exercise and the applicable option exercise price for those shares.

(2)	The value realized on vesting is calculated by multiplying the number of shares vested by the closing price of our common stock on the vesting date as reported by the New York Stock Exchange.
Pension Benefits
We do not offer any defined benefit pension plans.
Nonqualified Deferred Compensation
We do not offer any nonqualified deferred compensation plans.
Potential Payments upon Termination or Change in Control
Below is a description of the agreements, plans and arrangements that were in effect as of December 31, 2021 providing for payments or benefits to our named executive officers upon termination of employment or in connection with a change in control of our Company.
Robert Bodor Employment Agreement, effective March 1, 2021
Pursuant to our employment agreement with Dr. Bodor, if we voluntarily terminate his employment without “cause” (and other than as a result of his death or disability) or if he resigns for “good reason,” as defined in the employment agreement (a “qualifying termination”), provided that Dr. Bodor complies with certain conditions (including execution of a general waiver and release of claims), then he will be entitled to the benefits summarized below.
If Dr. Bodor’s employment with us terminates during the term of his employment agreement and prior to any change in control (as defined in the employment agreement) or after any 18-month period following a change in control, which we refer to as the “transition period,” and if the termination is a “qualifying termination,” then subject to certain conditions:
•
we will pay Dr. Bodor an amount equal to one times his annualized base salary in substantially equal installments in accordance with our regular payroll practices over the 12-month period immediately following the termination date, subject to limited exceptions;

•	we will pay Dr. Bodor an amount equal to one times his target annual cash incentive bonus for the calendar year in which his employment with us terminates, payable in a lump sum;
•	we will pay our share of premiums due Dr. Bodor and his eligible dependents under COBRA for the first 12 months of COBRA coverage, if timely elected by Dr. Bodor; and
•
if Dr. Bodor has any unvested equity-based awards as of the termination date, a pro rata portion of any unvested awards scheduled to vest on the next anniversary of the grant date will vest immediately.

If Dr. Bodor’s termination date occurs during the term of the employment agreement and within 90 days prior to a change in control, and if the termination is a qualifying termination and Dr. Bodor reasonably demonstrates within 30 days after the change in control that the qualifying termination arose in connection with or in anticipation of the change in control, then, we will:
•	pay Dr. Bodor an amount equal to two times his annualized base salary, payable in a lump sum;
•	pay Dr. Bodor an amount equal to two times his target annual cash incentive bonus for the calendar year in which his employment with us terminates, payable in a lump sum;
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•	pay our share of premiums due for Dr. Bodor and his eligible dependents for 18 months of coverage under COBRA, if timely elected by Dr. Bodor; and
•	pay Dr. Bodor an amount equal to the value of any unvested equity-based awards held by him as of the termination date that were forfeited as of the termination date.
If a change in control occurs during the term of his employment agreement and Dr. Bodor’s termination date occurs upon a change in control during the transition period, and if the termination is a qualifying termination, then, subject certain conditions:
•
we will pay Dr. Bodor an amount equal to two times his annualized base salary in substantially equal installments in accordance with the Company’s regular payroll practices over the 24-month period immediately following the termination date, subject to limited exceptions;

•	we will pay Dr. Bodor an amount equal to two times his target annual cash incentive bonus for the calendar year in which his employment with us terminates, payable in a lump sum;
•	we will pay our share of premiums due for Dr. Bodor and his eligible dependents under COBRA for the first 18 months of COBRA coverage, if timely elected by Dr. Bodor; and
•	if Dr. Bodor has any unvested equity-based awards as of the termination date, all such unvested awards will vest immediately on Dr. Bodor’s termination date.
If Dr. Bodor’s employment with us is terminated due to his death or disability, then, in addition to payment of accrued but unpaid salary and benefits, Dr. Bodor (or his estate) will be entitled to receive a pro rata portion of his target annual cash incentive award for the then-current year based on the portion of the year he was employed by us prior to termination.
In the event that the severance pay and other benefits provided for in the CEO Agreement or otherwise payable to Dr. Bodor constitute Section 280G “parachute payments” and would be subject to excise taxes, then such benefits will be either be delivered in full or delivered as to such lesser extent which would result in no portion of such severance pay and other benefits being subject to excise taxes, whichever results in the receipt by Dr. Bodor of the greatest amount of benefits.
Severance Agreements with Other Named Executive Officers
We have entered into severance agreements with each of our other named executive officers.
If we voluntarily terminate the employment of any such officer without “cause” (and other than as a result of his death or disability) or if he resigns for “good reason,” as defined in the applicable severance agreement, provided that such officer complies with certain conditions (including execution of a general waiver and release of claims), then he will be entitled to the benefits summarized below.
If such officer’s employment with us terminates at a time other than during the period from the date of a change in control to the 18-month anniversary of the Change in Control (the “transition period”), and if the termination is a qualifying termination, then, subject to certain conditions:
•
we will pay such officer an amount equal to his annualized base salary (the “severance”) in substantially equal installments in accordance with our regular payroll practices over the 12-month period immediately following the termination date, subject to limited exceptions;

•	we will pay such officer a pro rata cash incentive payment amount, payable in a lump sum;
•	we will pay our share of premiums due for such officer and his eligible dependents for the first 12 months of coverage under COBRA (the “COBRA benefit”); and
•
if such officer has any unvested equity-based awards as of the termination date, a pro rata portion of any unvested awards scheduled to vest on the next anniversary of the grant date will vest immediately.

If such officer’s termination date occurs during the transition period, and if the termination is a qualifying termination, then, subject to certain conditions we will pay the severance and COBRA benefits described above, plus:
•
we will pay such officer an amount equal to the sum of (i) his target annual cash incentive payment for the calendar year in which his employment with us terminates plus (ii) a pro rata cash incentive payment amount, payable in a lump sum; and

•	if such officer has any unvested equity-based awards as of the termination date, all such unvested awards will vest immediately on his termination date.
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If such officer’s termination date occurs within 90 days prior to a change in control, and if the termination is a qualifying termination and he reasonably demonstrates within 30 days after the change in control that the qualifying termination arose in connection with or in anticipation of the change in control, then, in addition to the compensation he otherwise is entitled to receive in connection with a qualifying termination (not during a transition period), we will:
•	pay such officer an amount equal to his target annual cash incentive payment for the calendar year in which his or her employment with us terminates, payable in a lump sum; and
•	pay such officer an amount equal to the value of any unvested equity-based awards held by him as of the termination date that were forfeited as of the termination date.
In the event that the severance pay and other benefits provided for in the severance agreements constitute Section 280G “parachute payments” and would be subject to excise taxes, then such benefits will be either be delivered in full or delivered as to such lesser extent which would result in no portion of such severance pay and other benefits being subject to excise taxes, whichever results in the receipt by executive of the greatest amount of benefits.
LTIP
Under the LTIP, upon termination for cause, all unvested awards and all unexercised stock options and SARs will be forfeited. Upon termination due to death or disability, any unvested portion of an award will immediately become vested and exercisable in full and options and SARs will remain exercisable for twelve months after the date of termination. Upon termination for any other reason, the then currently vested and exercisable portion of any option or SAR will remain exercisable for three months after termination (unless the participant dies during that three-month period, in which case the post-termination exercise period will be extended to twelve months).
Any post-termination exercise period may, however, be extended by the compensation committee if the issuance of shares upon such exercise would then violate applicable registration requirements under the Securities Act. Any such post-termination exercise period may not, however, extend beyond the expiration date of any option or SAR. After giving effect to any accelerated vesting as provided above, all unvested and unexercisable portions of outstanding awards will be forfeited in connection with a termination of service.
Under the LTIP, unless otherwise provided in an award agreement, if a change in control, as defined in the LTIP, occurs that involves a sale of all or substantially all of our assets or a merger, consolidation, reorganization or statutory share exchange involving our Company, our board of directors or compensation committee are to take one or more of the following actions with respect to outstanding awards under the LTIP:
•	Arrange for the surviving or successor entity to continue, assume or replace some or all of the outstanding awards under the LTIP.
•
Accelerate the vesting and exercisability of outstanding awards prior to and conditioned upon the occurrence of the event and provide that unexercised options and SARs will be terminated at the effective time of the event.

•
Cancel any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the event for the number of shares subject to the award, less the aggregate exercise price (if any) of the award.

•
Provide that if an award is continued, assumed or replaced in connection with such an event and if within 18 months after the event a participant experiences an involuntary termination of service other than for cause, the participant’s outstanding awards will vest in full, will immediately become fully exercisable and will remain exercisable for one year following termination.

•	Make certain adjustments to awards as provided in the LTIP.
In the event of a change in control that does not involve a merger, consolidation, reorganization, statutory share exchange or sale of all or substantially all of our Company’s assets, our board of directors or compensation committee, in its discretion, may provide (1) that any outstanding award will become fully vested and exercisable upon the change in control or upon the termination of the participant’s service without cause within 18 months after the change in control, (2) that any outstanding option or SAR will remain exercisable during all or some specified portion of its remaining term, or (3) that any outstanding award will be canceled in exchange for payment to the participant of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award.
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The form of option award agreement approved by the compensation committee for use under the LTIP provides that if, within 12 months of a change in control, an optionee’s employment is involuntarily terminated without cause or the optionee resigns for good reason, and if the option or a replacement thereof then remains outstanding, it will immediately become exercisable in full and remain exercisable for one year following termination.
The form of RSU award agreement approved by the compensation committee for use under the LTIP provides that if, within 12 months of a change in control, a participant’s employment is involuntarily terminated without cause or the participant resigns for good reason, and if the award then remains outstanding, any unvested portion of the RSUs or a replacement thereof will immediately become vested.
The form of PSU award agreement approved by the compensation committee for use under the LTIP provides that if a change in control of our Company occurs before the scheduled vesting dates of the award, the performance period will be truncated and a pro rata portion of the number of PSUs determined to have been earned during the truncated performance period will vest as of the date of the change in control. The pro rata portion will be based on the portion of original performance period that elapsed prior to the date of the change in control.
The LTIP provides that in the event any payments or benefits provided under the LTIP taken together with other payments an individual may receive in connection with a change in control may constitute a “parachute payment” under Section 280G of the Code, such payments or benefits may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax imposed under Section 4999 of the Code is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.
Potential Payments
The following table sets forth quantitative information with respect to potential payments to be made to each of the named executive officers or their beneficiaries upon termination in various circumstances, assuming termination on December 31, 2021. In the following table, unless indicated otherwise, all equity is listed at its dollar value as of December 31, 2021 and all stock options are valued based on the difference between $51.35, the closing price for one share of our common stock on the NYSE on December 31, 2021, and the applicable exercise price.
Name	Termination Without Cause or For Good Reason Not During Transition Period or in Anticipation of Change in Control	Termination Without Cause or For Good Reason Upon a Change in Control or During Transition Period(1)	Termination Without Cause or For Good Reason in Anticipation of Change in Control (2)	Death	Disability	Change in Control Without Termination	Retirement
Robert Bodor
Base Salary Payment	500,000	1,000,000	1,000,000	—	—	—	—
Incentive Payment	473,277	946,554	946,554	473,277	473,277	—	—
Benefits Continuation	5,357	8,036	8,036	—	—	—	—
Accelerated Option Vesting	—	—	—	—	—	—	—
Accelerated RSU Vesting	270,615	671,349	671,349	671,349	671,349	—	270,615
Accelerated PSU Vesting(3)	—	—	—	68,159	—	—	68,159
Daniel Schumacher
Base Salary Payment	—	—	—	—	—	—	—
Incentive Payment	—	—	—	—	—	—	—
Benefits Continuation	—	—	—	—	—	—	—
Accelerated Option Vesting	—	—	—	—	—	—	—
Accelerated RSU Vesting	—	—	—	—	—	—	—
Accelerated PSU Vesting(3)	—	—	—	—	—	—	—
Arthur R. Baker III
Base Salary Payment	318,558	318,558	318,558	—	—	—	—
Incentive Payment	159,279	318,558	318,558	—	—	—	—
Benefits Continuation	4,747	4,747	4,747	—	—	—	—
Accelerated Option Vesting	—	—	—	—	—	—	—
Accelerated RSU Vesting	231,948	509,391	509,391	509,391	509,391	—	—
Accelerated PSU Vesting(3)	—	—	—	68,159	—	—	—
Michael R. Kenison
Base Salary Payment	340,000	340,000	340,000	—	—	—	—
Incentive Payment	145,898	291,795	291,795	—	—	—	—
Benefits Continuation	12,797	12,797	12,797	—	—	—	—
Accelerated Option Vesting	—	—	—	—	—	—	—
Accelerated RSU Vesting	128,940	299,266	299,266	299,266	299,266	—	—
Accelerated PSU Vesting(3)	—	—	—	—	—	—	—
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Name	Termination Without Cause or For Good Reason Not During Transition Period or in Anticipation of Change in Control	Termination Without Cause or For Good Reason Upon a Change in Control or During Transition Period(1)	Termination Without Cause or For Good Reason in Anticipation of Change in Control (2)	Death	Disability	Change in Control Without Termination	Retirement
Bjoern Klaas
Base Salary Payment	336,635	336,635	336,635	—	—	—	—
Incentive Payment	168,318	336,635	336,635	—	—	—	—
Benefits Continuation	—	—	—	—	—	—	—
Accelerated Option Vesting	—	—	—	—	—	—	—
Accelerated RSU Vesting	135,205	303,120	303,120	303,120	303,120	—	—
Accelerated PSU Vesting(3)	—	—	—	45,051	—	—	—
Victoria M. Holt
Base Salary Payment	—	—	—	—	—	—	—
Incentive Payment	108,277	216,554	108,277	—	—	—	—
Benefits Continuation	—	—	—	—	—	—	—
Accelerated Option Vesting	—	—	—	—	—	—	—
Accelerated RSU Vesting	—	—	—	—	—	—	—
Accelerated PSU Vesting(3)	—	—	—	429,645	—	—	429,645
John A. Way(4)
Base Salary Payment	—	—	—	—	—	—	—
Incentive Payment	—	—	—	—	—	—	—
Benefits Continuation	—	—	—	—	—	—	—
Accelerated Option Vesting	—	—	—	—	—	—	—
Accelerated RSU Vesting	—	—	—	—	—	—	—
Accelerated PSU Vesting(3)	—	—	—	—	—	—	—
(1)
The LTIP provides that, in connection with a change in control, we may, among other actions, (i) arrange for the surviving or successor entity to continue, assume or replace outstanding awards under the LTIP, (ii) accelerate the vesting and exercisability of outstanding awards upon the occurrence of the change in control or (iii) cancel outstanding awards in exchange for payment of the amount of consideration that would have been received in the change in control for the number of shares subject to the award, less the aggregate exercise price (if any) of the award. The amounts shown assume acceleration of all outstanding awards under the LTIP in connection with a change in control.

(2)
Pursuant to agreements between us and each of our named executive officers each such named executive officer is entitled to the payments and benefits summarized above if his or her employment terminates within 90 days prior to a change in control, and if the termination is without cause or for good reason and the executive reasonably demonstrates within 30 days after the change in control that the qualifying termination arose in connection with or in anticipation of the change in control.

(3)
Upon termination of the executive officer’s employment by us without cause or by the executive for good reason or due to retirement or disability, a pro rata portion (based on the portion of the performance period that elapsed prior to the date of termination) of the number of PSUs that would have been earned at the end of the applicable performance periods if employment had continued will vest on the scheduled vesting date. Because the PSU awards are not accelerated under such circumstances, and because the determination regarding the number of outstanding PSUs to be earned cannot be made until after the applicable performance periods end on December 31, 2022 and 2023, no accelerated values for outstanding PSU awards are included in the table columns relating to retirement, disability and without cause and good reason terminations.

Upon a change in control of our Company, the performance period for the PSUs is truncated and a pro rata portion (based on the portion of original performance period that elapsed prior to the date of the change in control) of the number of PSUs determined to have been earned during the truncated performance period vests as of the date of the change in control. The amounts included in the table reflect the PSUs earned assuming the applicable performance periods had ended on December 31, 2021, prorated based on the portion of the original performance periods that had elapsed prior to December 31, 2021.
Upon the executive officer’s death, a pro rata portion of the target number of PSUs vest.
(4)	Mr. Way was not entitled to any severance benefits due to his resignation effective November 30, 2021.
CEO Pay Ratio
We determined that the 2021 annual total compensation of the median of all our employees who were employed as of December 31, 2020, other than our CEO, Robert Bodor, was $49,852; Dr. Bodor’s 2021 annual total compensation was $3,022,116; and the ratio of these amounts was 61-to-1.
For our 2021 CEO pay ratio analysis, we determined that we could use the same median employee that we identified in 2020, as permitted by SEC rules. There has been no change in either our employee population or our employee compensation arrangements that we believe would significantly impact our 2021 pay ratio disclosure. Similarly, there has been no change in our median employee’s circumstances that we reasonably believe would result in a significant change to our 2021 pay ratio disclosure. As of December 31, 2020, our total population consisted of 2,408 employees. To identify the median compensated employee, we used a Consistently Applied Compensation Measure (CACM) defined as the aggregation of base salary or regular wages and overtime pay. Further, we annualized salary and wages for individuals not employed for a full year.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates
38 |

and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
COMPENSATION COMMITTEE REPORT
The compensation committee assists the board of directors in establishing a philosophy and policies regarding executive and director compensation, provides oversight of the administration of our director and executive compensation programs and administers our equity-based plans, reviews the compensation of directors, named executive officers and senior management and prepares any report on executive compensation required by the rules and regulations of the SEC or other regulatory body, including this compensation committee report.
In performing its oversight responsibilities, the compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee has recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Rainer Gawlick, Chair
Moonhie Chin
Donald G. Krantz
COMPENSATION RISK ASSESSMENT
Management and the compensation committee, with the assistance of the compensation consultant, assess the risk of the employee compensation policies and practices, including those that apply to our executive officers. Management has reviewed our compensation plans, program design and existing practices as well as global and local compensation policies, programs and practices applicable to all employees. Management then analyzed the likelihood and magnitude of potential risks, focusing on whether any of our compensation policies and practices varied significantly from our overall risk and reward structure, whether any such policies and practices incentivized individuals to take risks that were inconsistent with our goals, and whether any such policies and practices have resulted in establishing an inappropriate balance between short-term and long-term incentive arrangements.
Management has discussed the findings of the risk assessment with the compensation committee. Based on the assessment, we have concluded that our compensation policies and practices are aligned with the interests of shareholders, appropriately reward pay for performance and do not create risks that are reasonably likely to have a material adverse effect on our Company.
CONFLICT OF INTEREST ANALYSIS
Our compensation committee has considered the relationships that its compensation consultant has had with our Company, the members of the compensation committee and our executive officers, as well as the policies that such compensation consultant has in place to maintain its independence and objectivity, and has determined that the work performed by the compensation consultant has raised no conflicts of interest.
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DIRECTOR COMPENSATION
Our director compensation program is designed to compensate our non-employee directors fairly for work required for a company of our size and scope and to align our non-employee directors’ interests with the long-term interests of our shareholders. Directors who are also our employees receive no additional compensation for serving on our board of directors. The compensation committee periodically reviews the compensation arrangements for our non-employee directors and makes recommendations to our board of directors. In September 2021, the compensation committee, with the advice of its compensation consultant, conducted a review of our director compensation program. This review analyzed the structure and the overall level and mix of compensation delivered by our director compensation program as compared to our peer group.
In addition, with assistance from the compensation consultant, in May 2018 the compensation committee revised the non-employee director compensation program to provide the directors with the option to elect whether to receive their annual equity award in the form of restricted stock units or deferred stock units (DSUs). This change was designed to provide flexibility to our directors and to also make our director compensation program more consistent with those of the companies in our peer group.
A summary of our non-employee director compensation program follows:
Annual cash retainer:	$50,000

Additional annual cash retainer for Chairman:	$50,000 ($80,000 in 2022)

Annual cash retainer for committee chairs:	Audit Committee: $20,000 Compensation Committee: $15,000 Nominating and Governance Committee: $10,000

Annual cash retainer for other committee members:	Audit Committee: $8,000 Compensation Committee: $6,000 Nominating and Governance Committee: $4,000

Annual equity award:
$145,000 grant date fair value of restricted stock units or deferred stock units (at the director’s election) which become vested in full on the earlier of the first anniversary of the grant date or the date of the next annual meeting of our shareholders

New director equity award:	Restricted stock units or deferred stock units (at the director’s election) with $145,000 grant date fair value, granted and vested on the date the director is first elected to the board

In addition, a grant of pro-rata portion of the restricted stock units or deferred stock units (at the director’s election) which was granted to directors at the most recent annual meeting of shareholders, which will vest at the following annual meeting of shareholders

Meeting fees:
Generally none, but compensation committee has the discretion to provide for meeting fees if the number of board of directors meetings exceeds eight per year or if the number of meetings of any committee exceeds six per year

We have stock ownership guidelines for our non-employee directors who are not significant shareholders. Each such director is expected to own shares of our common stock with a fair market value of at least five times the amount of the annual board member retainer, and to achieve this ownership level within three years after first joining our board of directors. Until a director has satisfied this ownership guideline, the director may not dispose of any shares of our common stock, except for sales which proceeds will be used to pay the exercise price in connection with an option exercise or to pay applicable income taxes in connection with the vesting, exercise or payout of any equity-based award. For purposes of this guideline, shares subject to an unvested or unexercised equity-based award will be counted as owned shares. All of our directors who are not significant shareholders have met these guidelines.
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Non-Employee Director Compensation for 2021
The following table sets forth information concerning annual compensation for our non-employee directors during the year ended December 31, 2021.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total
Archie C. Black	106,000	145,000	—	251,000
Sujeet Chand	60,000	145,000	—	205,000
Moonhie Chin	54,000	145,000	—	199,000
Rainer Gawlick	73,000	145,000	—	218,000
John B. Goodman(1)	64,000	145,000	—	209,000
Stacy Greiner(2)	6,319	189,716	—	196,035
Donald G. Krantz	50,000	145,000	—	195,000
Sven A. Wehrwein	74,000	145,000	—	219,000
(1)	Mr. Goodman’s term ended on the date of the 2022 Annual Meeting.
(2)	Note that Ms. Greiner was appointed to the board of directors on November 15, 2021.
Non-Employee Directors - Outstanding Equity Awards at 2021 Fiscal Year-End
The following table summarizes for each of our non-employee directors the number of shares underlying unexercised option awards, unvested RSUs and DSUs, in each case, outstanding as of December 31, 2021:
Name	Number of Shares Underlying Unexercised Options	Number of Shares Subject to Unvested DSUs	Number of Shares Subject to Unvested RSUs
Archie C. Black	—	1,520	—
Sujeet Chand	—	1,520	—
Moonhie Chin	—	1,520	—
Rainer Gawlick	4,055	1,520	—
John B. Goodman	—	1,520	—
Stacy Greiner	—	767	—
Donald G. Krantz	—	—	1,520
Sven A. Wehrwein	6,055	1,520	—
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OTHER MATTERS
The board of directors is not aware of any matters that are expected to come before the Special Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Special Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.
SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS
Proposals of our shareholders that are intended to be presented by such shareholders at our 2023 Annual Meeting of Shareholders and that shareholders desire to have included in our proxy materials related to such Annual Meeting must be received by us at our principal executive offices no later than 5:00 p.m. Central Time, December 6, 2022, which is 120 calendar days prior to the anniversary of the mailing date of the proxy materials for the 2022 Annual Meeting of Shareholders. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.
If a shareholder wishes to present a proposal at our 2023 Annual Meeting of Shareholders or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that Annual Meeting, the shareholder must give advance notice to us prior to the deadline for such Annual Meeting determined in accordance with our by-laws. In general, our by-laws provide that such notice should be addressed to the Secretary and be no less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting, except in certain circumstances (including a notice of proxy access nomination pursuant to Section 2.17 of our by-laws, which must be received no less than 120 days prior to the first anniversary of this year’s mailing date). For purposes of our 2023 Annual Meeting, such notice must be received no later than February 17, 2023 or, in the case of a notice of proxy access nomination, no later than December 6, 2022. Our by-laws set out specific requirements that such shareholders and written notices must satisfy. Copies of those requirements will be forwarded to any shareholder upon written request to our Secretary.
ADDITIONAL INFORMATION
The Notice contains instructions on how to access our proxy materials on the Internet and vote your shares of stock via the Internet and how to request a paper copy of our proxy materials.
Additional copies of the Notice, this Proxy Statement and the accompanying proxy may be obtained from the Investor page of the Company’s Internet site, www.protolabs.com, or from our Chief Financial Officer upon written request addressed to:
Chief Financial Officer
Proto Labs, Inc.
5540 Pioneer Creek Drive
Maple Plain, Minnesota 55359
(763) 479-3680
You may also obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2021 via the Internet at the SEC’s Internet site, www.sec.gov, or without charge by written request to our Chief Financial Officer at the above address. Copies of exhibits to the Annual Report on Form 10-K may be obtained upon payment to us of the reasonable expense incurred in providing such exhibits.
By Order of the Board of Directors

Jason Frankman
Secretary
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APPENDIX A
PROTO LABS, INC.
2022 LONG-TERM INCENTIVE PLAN
1. Purpose. The purpose of the Proto Labs, Inc. 2022 Long-Term Incentive Plan (the “Plan”) is to help attract and retain the best available people for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.
2. Definitions. In this Plan, the following definitions will apply.
(a) “Affiliate” means any entity that is a Subsidiary or Parent of the Company.
(b) “Agreement” means the written or electronic agreement containing the terms and conditions applicable to an Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.
(c) “Award” means the grant of a compensatory award under the Plan in the form of an Option, Stock Appreciation Rights, Restricted Stock, Stock Units, Other Stock-Based Award or Cash Incentive Award.
(d) “Board” means the Board of Directors of the Company.
(e) “Cash Incentive Award” means an Award described in Section 11 of the Plan.
(f) “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate or, in the absence of any such then-effective agreement or definition, means a Participant’s (i) failure or refusal to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of any Company code of conduct or Company policy, of any agreement with the Company or any Affiliate, or of any nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in conduct that would be reasonably expected to harm or bring disrepute to the Company, any of its Affiliates, or any of their customers, employees or vendors.
(g) “Change in Control” means one of the following:
(1) An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:
(A) any acquisition of securities of the Company by an Exchange Act Person directly or indirectly from the Company for the purpose of providing financing to the Company;
(B) any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan; or
(C) any Exchange Act Person becomes the beneficial owner of more than 50% of the combined voting power of the Company’s outstanding Voting Securities as the result of any repurchase or other acquisition by the Company of its Voting Securities.
If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 50% of the combined voting power of the Company’s outstanding Voting Securities by one of the means described in those clauses, then a Change in Control shall be deemed to have occurred.
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(2) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.
(3) The consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the of the surviving or acquiring entity (or its Parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership, immediately before such Corporate Transaction, of the outstanding Company Voting Securities.
Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred upon an event described in Section 2(g) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
(h) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations and guidance promulgated thereunder and any successor or similar statutory provisions.
(i) “Code Section 409A” means Section 409A of the Code.
(j) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall (i) satisfy the independence requirements for independent directors and members of compensation committees as set forth from time to time in the Listing Rules of the Nasdaq Stock Market and (ii) be a non-employee director within the meaning of Exchange Act Rule 16b-3. The Committee shall be the Compensation Committee of the Board unless otherwise specified by the Board.
(k) “Company” means Proto Labs, Inc., a Minnesota corporation, or any successor thereto.
(l) “Continuing Director” means an individual (A) who is, as of the effective date of the Plan, a director of the Company, or (B) who becomes a director of the Company subsequent to the effective date of the Plan and whose initial election, or nomination for initial election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (B), any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.
(m) “Corporate Transaction” means a reorganization, merger, consolidation or statutory share exchange involving the Company, regardless of whether the Company is the surviving entity, or a sale or other disposition (in one or a series of transactions) of all or substantially all of the assets of the Company.
(n) “Disability” means “total and permanent disability” within the meaning of Code Section 22(e)(3).
(o) “Employee” means an employee of the Company or an Affiliate.
(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.
(q) “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Subsidiary of the Company; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.
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(r) “Fair Market Value” means the closing sales price for a Share on the New York Stock Exchange as reported in The Wall Street Journal or such other source as the Committee deems reliable, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred; provided, however, that if the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), or if Fair Market Value for any date cannot be so determined, then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.
(s) “Full Value Award” means an Award other than an Option Award, Stock Appreciation Rights Award or Cash Incentive Award.
(t) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.
(u) “Global Service Provider” means a Service Provider who is located outside of the United States, who is not compensated from a payroll maintained in the United States, or who is otherwise subject to (or could cause the Company to be subject to) legal, tax or regulatory requirements of countries outside of the United States.
(v) “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company
(w) “Non-Employee Director” means a member of the Board who is not an Employee.
(x) “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price during a specified period of time. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.
(y) “Other Stock-Based Award” means an Award described in Section 11 of this Plan.
(z) “Parent” means a “parent corporation,” as defined in Code Section 424(e).
(aa) “Participant” means a Service Provider to whom an Award is or has been made in accordance with the Plan.
(bb) “Performance-Based Award” means an Award that is conditioned on the achievement of specified performance goals.
(cc) “Plan” means this Proto Labs, Inc. 2022 Long-Term Incentive Plan, as amended and in effect from time to time.
(dd) “Prior Plan” means the Proto Labs, Inc. 2012 Long-Term Incentive Plan, as amended.
(ee) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(ff) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity for which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.
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(gg) “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor, who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.
(hh) “Share” means a share of Stock.
(ii) “Stock” means the common stock, par value $0.001 per share, of the Company.
(jj) “Stock Appreciation Right” or “SAR” means a right granted under the Plan to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.
(kk) “Stock Unit” means a right granted under the Plan to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(ll) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.
(mm) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.
(nn) “Voting Securities” of an entity means the outstanding securities entitled to vote generally in the election of directors (or comparable equity interests) of such entity.
3. Administration of the Plan.
(a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3. Notwithstanding the foregoing sentence, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.
(b) Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:
(1) determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares or amount of cash covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;
(2) cancelling or suspending an Award or the exercisability of an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);
(3) establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement made under the Plan, and making all other determinations necessary or desirable for the administration of the Plan; and
(4) taking such actions as are described in Section 3(c) with respect to Awards to Global Service Providers.
(c) Awards to Global Service Providers. The Committee may grant Awards to Global Service Providers, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection
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therewith, the Committee may establish such subplans or annexes to Award Agreements and may modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.
(d) Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even one or more of the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) or (ii) of Section 2(j). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company, or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.
(e) Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.
(f) Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise.
4. Shares Available Under the Plan.
(a) Maximum Shares Available. Subject to the provisions of this Section 4 and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 1,236,000, plus any Shares remaining available for future grants under the Prior Plan on the effective date of this Plan. After the effective date of the Plan, no additional awards may be granted under the Prior Plan. Shares to be issued under the Plan shall be authorized and unissued Shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:
(1) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.
(2) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.
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(3) Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.
(4) Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.
(b) Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that is cancelled, expires or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, the share reserve under Section 4(a) shall be correspondingly replenished as provided in Section 4(c) below. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or Prior Plan Award, (iii) Shares repurchased by the Company with proceeds received from the exercise of an option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that Award upon its exercise.
(c) Counting Shares Again Available. Each Share that again becomes available for Awards as provided in Section 4(b) shall correspondingly increase the share reserve under Section 4(a), with such increase based on the same share ratio by which the applicable share reserve was decreased upon the grant of the applicable award.
(d) Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
(e) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.
(f) Limits on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any Non-Employee Director, together with the amount of any cash fees or retainers paid to such Non-Employee Director during such calendar year with respect to such individual’s Service as a Non-Employee Director shall not exceed $750,000.
5. Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees who are not Global Service Providers.
6. General Terms of Awards.
(a) Award Agreement. Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the number of Shares subject to the Award together with such other terms and conditions applicable to the
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Award (and not inconsistent with the Plan) as determined by the Committee. If an Agreement calls for acceptance by the Participant, the Award evidenced by the Agreement will not become effective unless acceptance of the Agreement in a manner permitted by the Committee is received by the Company within 30 days of the date the Agreement is delivered to the Participant. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.
(b) Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and consistent with the requirements of this Section 6, the applicable vesting conditions and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions as it may determine. Unless the Committee provides otherwise, the vesting of Awards granted hereunder will continue to vest during any unpaid leave of absence.
(c) Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A(1)(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.
(d) Designation of Beneficiary. The Committee may permit each Participant to designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a written or electronic form approved by the Committee and shall be effective upon its receipt by the Company or an agent selected by the Company.
(e) Termination of Service. Unless otherwise provided in an Agreement, and subject to Sections 6(i) and 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the originally scheduled expiration of an Option or Stock Appreciation Right Award, as applicable):
(1) Upon termination of Service for Cause, or upon conduct during a post-termination exercise period that would constitute Cause, all unexercised Options and SARs and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.
(2) Upon termination of Service due to death or Disability, any unvested portion of an Award shall immediately become vested (and exercisable, if applicable), and the vested and exercisable portions of Options or SARs may be exercised for a period of twelve months after the date of such termination and shall terminate upon the expiration of such period.
(3) Upon a termination of Service for any reason other than Cause, death or Disability, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration, but the currently vested and exercisable portions of Options and SARs may be exercised for a period of three months after the date of such termination
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and shall, subject to the following sentence, terminate upon the expiration of such period. However, if a Participant dies during such three-month post-termination exercise period, then the applicable post-termination exercise period shall be extended to twelve months after the date of such termination.
(f) Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.
(g) Performance-Based Awards. Any Award may be granted as Performance-Based Award if the Committee establishes one or more measures of corporate, Subsidiary, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. Any Performance-Based Award shall additionally be subject to the requirements of Section 17 of this Plan. Except as provided in Section 17 with respect to Performance-Based Award, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of events that are unusual in nature or infrequently occurring, such as a Change of Control, a Corporate Transaction, an equity restructuring, a recapitalization, a divestiture, a change in the accounting practices of the Company, or the Participant’s death or Disability.
(h) Dividends and Dividend Equivalents. Any dividends, dividend equivalents or distributions paid with respect to Shares that are subject to the unvested portion of an Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. In its discretion, the Committee may provide in an Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents on the units or other Share equivalents subject to the Award based on dividends actually declared and paid on outstanding Shares. Dividends and dividend equivalents on Performance-Based Awards will be subject to the same terms and conditions, including vesting conditions and the achievement of any applicable performance goals, as the original Award. The additional terms of any such dividend equivalents will be as set forth in the applicable Award Agreement, including any additional restrictions and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.
(i) Extension of Termination Date. If a Participant would otherwise be precluded from exercising an Option or SAR prior to the expiration of its scheduled term or prior to its termination following the termination of the Participant’s Service solely because the issuance of the Shares upon such exercise would violate applicable registration requirements under the Securities Act, then the Committee may provide that the period during which the Option or SAR may be exercised and the termination date of the Option or SAR shall be extended until the later of (i) the date that is 30 days after the exercise of the Option or SAR would no longer violate the registration requirements of the Securities Act, or (ii) the end of the applicable post-termination exercise period, but in no event later than the scheduled expiration date of the Option as set forth in the applicable Agreement.
7. Stock Option Awards.
(a) Type and Exercise Price. The Agreement pursuant to which an Option is granted shall specify whether the Option is an Incentive Stock Option or a Non-Statutory Stock Option. The
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exercise price at which each Share subject to an Option may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).
(b) Payment of Exercise Price. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program acceptable to the Committee or by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).
(c) Exercisability and Expiration. Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. No Option shall be exercisable at any time after its scheduled expiration. When an Option is no longer exercisable, it shall be deemed to have terminated.
(d) Incentive Stock Options.
(1) An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee who is not a Global Service Provider, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Statutory Stock Option. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the maximum number of Shares that may be the subject of Awards and issued under the Plan as provided in the first sentence of Section 4(a) subject to adjustment as provided in Section 12(a).
(2) No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.
(3) For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.
(4) If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, or otherwise fails to qualify as an Incentive Stock Option, such Option shall thereafter be treated as a Non-Statutory Stock Option.
(5) The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.
8. Stock Appreciation Rights.
(a) Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR of the number of Shares as to which the SAR is being exercised, over
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(ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).
(b) Exercise of SAR. Each SAR may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR shall be exercisable at any time after its scheduled expiration. When a SAR is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR.
9. Restricted Stock Awards.
(a) Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting conditions, and the corresponding lapse of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.
(b) Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to transfer restrictions and accompanied by a similar legend. Upon the vesting of Shares of Restricted Stock and the corresponding lapse of the restrictions and forfeiture conditions, and any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations) have been satisfied, the corresponding transfer restrictions and restrictive legend will be removed from the book-entry evidencing such Shares or the certificate evidencing such Shares, and any such certificate shall be delivered to the Participant. Such vested Shares may, however, remain subject to additional restrictions as provided in Section 18(c). Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.
10. Stock Unit Awards.
(a) Vesting and Consideration. A Stock Unit Award shall be subject to vesting conditions, and the corresponding lapse of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. If a Stock Unit Award is a Performance-Based Award, the extent to which the goals are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.
(b) Settlement of Award. Following the vesting of a Stock Unit Award, and the Committee’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have
A-10 |

been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan subject to restrictions on transfer and forfeiture conditions) or a combination of cash and Shares as determined by the Committee.
11. Cash-Based and Other Stock-Based Awards.
(a) Cash Incentive Awards. A Cash Incentive Award may be considered a Performance-Based Award, and may be granted to any Participant in such amounts and upon such terms and at such times as shall be determined by the Committee, and may be denominated in units that have a dollar value established by the Committee as of the Grant Date. Following the completion of the applicable performance period and the vesting of a Cash Incentive Award, payment of the settlement amount of the Award to the Participant shall be made at such time or times in the form of cash, Shares or other forms of Awards under the Plan (valued for these purposes at their grant date fair value) or a combination of cash, Shares and other forms of Awards as determined by the Committee and specified in the applicable Agreement.
(b) Other Stock-Based Awards. The Committee may from time to time grant Stock and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.
12. Changes in Capitalization and Other Corporate Events.
(a) Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 - Stock Compensation) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Code Section 409A.
(b) Corporate Transactions. Unless otherwise provided in an applicable Agreement, in the event of a Change in Control that involves a Corporate Transaction, the Board or the Committee shall take one or more of the following actions with respect to outstanding Awards, which actions may vary among individual Participants and among Awards held by an individual Participant, and are conditioned in each case upon the closing or completion of the Corporate Transaction:
(1) Continuation, Assumption or Replacement of Awards. Arrange for the surviving or successor entity (or its Parent) to continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor to remain outstanding and be governed by their respective terms. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Sections 409A and 424, either
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(i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and is subject to substantially similar terms and conditions as the Award.
(2) Acceleration. Accelerate the vesting (and exercisability, if applicable) of (i) some or all outstanding Options and SARs so that such Awards may be exercised in full for such limited period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Board or Committee, with such Awards then terminating to the extent not exercised at the effective time of the Corporate Transaction, and (ii) some or all outstanding Full Value Awards or Cash Incentive Awards immediately prior to the effective time of the Corporate Transaction. In the case of Performance-Based Awards, the number of Shares or the amount of a Cash Incentive Award subject to such accelerated vesting shall be based on a determination by the Board or Committee of the degree to which any performance-based vesting or payment conditions will be deemed satisfied. The Board or Committee shall provide written notice of the period of accelerated exercisability of Options and SARs to all affected Participants, and any exercise of such accelerated Awards shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before the effective time of the Corporate Transaction.
(3) Payment for Awards. Cancel some or all outstanding Awards at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Board or Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares remaining subject to the Award, and (ii) the aggregate exercise price (if any) for the number of Shares remaining subject to such Award. If the amount determined pursuant to clause (i) of the preceding sentence is less than or equal to the amount determined pursuant to clause (ii) of the preceding sentence with respect to any Award, such Award may be canceled without payment of any kind to the affected Participant. The payment for any canceled Cash Incentive Award that was to be settled in Shares shall be in an amount equal to the settlement amount that was to form the basis for the calculation of the number of Shares to be issued. In the case of Performance-Based Awards, the number of Shares remaining subject to an Award or the settlement amount of a Cash Incentive Award shall be calculated based on a determination by the Board or Committee of the degree to which any performance-based vesting or payment conditions will be deemed satisfied. Payment of any amount under this Section 12(b)(3) shall be made in such form (including in shares of the surviving or successor entity or its Parent), on such terms and subject to such conditions as the Board or Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the discretion of the Board or Committee, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.
(4) Termination After a Corporate Transaction. Provide that with respect to any Award that is continued, assumed or replaced under the circumstances described in Section 12(b)(1), if within 18 months after the Corporate Transaction the Participant experiences an involuntary termination of Service from the surviving or successor entity (or its Parent or subsidiary) for reasons other than Cause, then (i) outstanding Options and SARs issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain
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exercisable for one year following the Participant’s termination of Service, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full, with vesting in full for a Performance-Based Award determined as provided in Section 12(b)(2).
(5) Adjustments to Awards. Make such adjustments to some or all outstanding Awards as may be required or permitted by Sections 12(a) and 6(g).
(c) Other Change in Control. In connection with a Change in Control that does not involve a Corporate Transaction, the Board or Committee may provide (in the applicable Agreement or otherwise) for one or more of the following: (i) that any Award shall become fully vested (and exercisable, if applicable) upon the occurrence of the Change in Control or upon the involuntary termination of the Participant without Cause within 18 months of the Change in Control, (ii) that any Option or SAR shall remain exercisable during all or some specified portion of its remaining term, or (iii) that Awards shall be canceled in exchange for payments in a manner similar to that provided in Section 12(b)(3). The Committee will not be required to treat all Awards similarly in such circumstances.
(d) Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event the shareholders of the Company approve the complete dissolution or liquidation of the Company, all outstanding Awards will terminate immediately prior to the consummation of any such proposed action. The Committee will notify each Participant as soon as practicable of such pending termination.
(e) Limitation on Change in Control Payments. If any payments to a Participant pursuant to Awards made under this Plan (including, for this purpose, the acceleration of the vesting and exercisability of any Award or the payment of cash or other property in exchange for all or part of any Award), taken together with any payments or benefits otherwise paid or distributed to the Participant by the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code) of which the Company is a member (the “other arrangements”) would collectively constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the net after-tax amount of such parachute payment to the Participant is less than what the net after-tax amount to the Participant would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three times the Participant’s base amount, less $1.00. Should such a reduction in payments and benefits be required, the Participant shall be entitled, subject to the following sentence, to designate those payments and benefits under this Plan or the other arrangements that will be reduced or eliminated (including, as applicable, a reduction in the number of Shares subject to Awards that will vest on an accelerated basis) so as to achieve the specified reduction in aggregate payments and benefits to the Participant and avoid characterization of such aggregate payments and benefits as a parachute payment. To the extent that the Participant’s ability to make such a designation would cause any of the payments and benefits to become subject to any additional tax under Code Section 409A, or if the Participant fails to make such a designation within the time prescribed by the Committee, then the Committee shall achieve the necessary reduction in such payments and benefits in the following order: (1) by reducing or eliminating the portion of the payments and benefits that are payable in cash; (2) by reducing or eliminating equity awards (or the accelerated vesting thereof) that are included as parachute payments; (3) by reducing or eliminating any non-cash, non-equity benefits; in each case, within each category, in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of the Committee’s determination. For purposes of this Section 12(e), a net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Section 4999 of the Code.
13. Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall
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confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.
14. Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings (up to the Participant’s maximum individual statutory tax withholding rate) through a reduction in the number of Shares delivered or a delivery or tender to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.
15. Effective Date, Duration, Amendment and Termination of the Plan.
(a) Effective Date. The Plan shall become effective on the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date.
(b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it shall be distributed, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.
(c) Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.
(d) Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 18(i)(2).
(e) No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.
16. Substitute Awards. The Committee may also grant Awards under the Plan in substitution for, or in connection with the assumption of, existing awards granted or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or an Affiliate is a party. The terms and conditions
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of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.
17. Performance-Based Awards.
(a) Performance-Based Awards. If an Award is a Performance-Based Award, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 17(b). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 17. In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, including adjustments for events that are unusual in nature or infrequently occurring, such as a Change in Control, acquisitions, divestitures, restructuring activities or asset write-downs, or for changes in applicable tax laws or accounting principles. The Committee may also adjust performance measures for a performance period in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Award. The Committee may adjust any amount determined to be otherwise payable in connection with such an Award. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 17 may be waived upon the death or Disability of the Participant.
18. Other Provisions.
(a) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b) Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
(c) Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. The Committee may, in its discretion, to the extent permitted by Code Section 409A, if applicable, suspend the right to exercise Options or SARs to be settled in Shares, or delay the payment or settlement of any other Awards to be paid or settled in Shares, during any period in which the issuance of such Shares would not be in compliance with any applicable legal or securities exchange requirements. During any period in which the offering and issuance of Shares under the Plan are not registered under federal or state
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securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any book-entry or stock certificate evidencing Shares issued under the Plan that are subject to such securities law restrictions shall be accompanied by or bear an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 18(i).
(d) Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country or state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
(e) Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.
(f) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(g) Code Section 409A. It is intended that all Awards under the Plan will be exempt from, or will comply with, Code Section 409A, and to the maximum extent permitted the Awards the Plan will be limited, construed and interpreted in accordance with this intent. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:
(1) If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A; and
(2) If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from Service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.
Each amount to be paid under an Award or this Plan shall be construed as a separate and distinct payment for purposes of Code Section 409A.
None of the Company, the Committee or any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any duty or obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A; or (iii) have any liability to any Participant for any such tax liabilities.
A-16 |

(h) Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 18(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.
(i) Forfeiture and Compensation Recovery.
(1) The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause, violation of any material Company or Affiliate policy, breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant, a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.
(2) Awards and any compensation associated therewith will be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.
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PROTO LABS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
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VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on August 28, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on August 28, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
You may vote in person by attending the meeting on August 29, 2022 at the Company's headquarters at 5540 Pioneer Creek Drive, Maple Plain, Minnesota.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D88624-S49047

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROTO LABS, INC.

NOTE: This proxy, when properly executed, will be voted as directed, or if no direction is given, FOR proposal 1 and FOR proposal 2. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D88625-S49047

PROTO LABS, INC.
Special Meeting of Shareholders
August 29, 2022 8:30 AM CDT
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Robert Bodor and Daniel Schumacher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Proto Labs, Inc. that the shareholder is entitled to vote at the Special Meeting of Shareholders to be held at 8:30 a.m. CDT, on August 29, 2022, at the Company's headquarters at 5540 Pioneer Creek Drive, Maple Plain, Minnesota, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR proposal 1 and FOR proposal 2. This proxy will be voted in the discretion of the proxies upon such other matters as may properly come before the Special Meeting of Shareholders or any postponement or adjournment thereof.

Continued and to be signed on reverse side